As filed with the Securities and Exchange Commission on January 19, 2006
Registration No. 333-126673

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

PRE-EFFECTIVE AMENDMENT NO. 2
TO
FORM SB-2

REGISTRATION STATEMENT
UNDER
SECURITIES ACT OF 1933
______________________________

       Black Mountain Holdings, Inc.
 (Name of small business issuer in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	671900 (Primary Standard Industrial Classification Code Number)	01-0713303 (IRS Employer Identification Number)

7301 East Sundance Trail, Suite C-101a
Carefree, AZ 85377
(480) 575-6972
                             (480) 575-9307 fax
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

J. Andrew Moorer
President, Chief Executive Officer, Chief Financial Officer and Director
7301 East Sundance Trail, Suite C-101a
Carefree, Arizona 85377
(480) 575-6972
                             (480) 575-9307 fax
 (Name, address, including zip code, and telephone number of agent for service of process)

Copies to:

Clifford L. Neuman, Esq.
Clifford L. Neuman, PC
1507 Pine Street
Boulder, Colorado 80302
(303) 449-2100
(303) 449-1045 (fax)

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Calculation of Registration Fee
Title of Each Class of Securities to be Registered	Amount To be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.0001 par value to be sold by the Company	2,150,000	$0.00003	$64.50	$100
TOTAL:	2,150,000	$0.00003	$64.50	$100

(1) Consists of common stock of Black Mountain Holdings, Inc. ("Black Mountain Holdings") to be distributed by Guardian Technologies International, Inc., a Delaware corporation, to the holders of Guardian Technologies International, Inc. ("Guardian ") common stock on June 23, 2003 (the "Spin-off Record Date") to effect a spin-off of the Company's shares. The Guardian shareholders will not be charged or assessed for the Black Mountain common stock, and Black Mountain will receive no consideration for the distribution of the foregoing shares in the Spin-off. There currently exists no market for Black Mountain common stock. Black Mountain has an accumulated capital deficit. As a result, the registration fee has been calculated based on one-third (1/3) of the par value of the shares in accordance with the provisions of Rule 457(f)(2).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

BLACK MOUNTAIN HOLDINGS, INC.

Cross-Reference Index
	Item No. and Heading In Form SB-2 Registration Statement	Location in Prospectus

1.	Forepart of the Registration Statement and Outside Front Cover Page of Prospectus	Forepart of Registration Statement and Outside Front Cover Page of Prospectus

2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover Pages of Prospectus

3.	Summary and Risk Factors	Prospectus Summary; Risk Factors

4.	Use of Proceeds	*

5.	Determination of Offering Price	Front Cover Page

6.	Dilution	*

7.	Selling Securityholders	*

8.	Plan of Distribution	Plan of Distribution

9.	Legal Proceedings	Legal Proceedings

10.	Directors, Executive Officers, Promoters and Controlling Persons	Management

11.	Security Ownership of Certain Beneficial Owners and Management	Security Ownership of Management and Principal Stockholders

12.	Description of Securities	Description of Securities

13.	Interest of Named Experts and Counsel	Legal Matters; Experts

14.	Disclosure of SEC Position on Indemnification for Securities Act Liabilities	Management - Indemnification and Limitation on Liability of Directors

15.	Organization Within Last Five Years	The Company; Business - Overview

16.	Description of Business	Prospectus Summary; Risk Factors; Business

17.	Management's Discussion and Analysis or Plan of Operation	Management's Discussion and Analysis of Financial Condition and Results of Operations; Financial Statements; Business

iii

18.	Description of Property	Business

19.	Certain Relationships and Related Transactions	Certain Transactions

20.	Market for Common Equity and Related Stockholder Matters	Certain Market Information

21.	Executive Compensation	Management - Executive Compensation

22.	Financial Statements	Financial Statements

23.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	*

*  Omitted from prospectus because Item is inapplicable or answer is in the negative.

iv

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED _____________, 2006

Prospectus

BLACK MOUNTAIN HOLDINGS, INC.

Spin-Off of Black Mountain Holdings, Inc. by the Distribution of
2,150,000 Shares of Common Stock

            We are furnishing this Prospectus to the shareholders of Guardian Technologies International, Inc., a Delaware corporation. Guardian will distribute all of our outstanding common shares that it owns in a special distribution to its shareholders.

            Shareholders of Guardian will receive one (1) of our shares for every one (1) share of Guardian which they owned on June 23, 2003, the record date of the distribution. Fractional shares will be rounded to the nearest whole. These distributions will be made within ten (10) days of the date of this Prospectus. We are bearing all costs incurred in connection with this distribution.

            Before this offering, there has been no public market for our common stock and our common stock is not listed on any stock exchange or on the over-the-counter market. This distribution of our common shares is the first public distribution of our shares. It is our intention to seek a market maker to publish quotations for our shares on the OTC Electronic Bulletin Board; however, we have no agreement or understanding with any potential market maker. Accordingly, we can provide no assurance to you that a public market for our shares will develop and if so, what the market price of our shares may be.

Investing in our common stock involves a high degree of risk. You should read the "Risk Factors" beginning on Page 6.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy or accuracy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2006.

Questions And Answers About The Spin-Off

Q:	How Many Black Mountain Shares Will I Receive?

A:

Guardian will distribute to you one (1) share of our common stock for every one (1) share of Guardian you owned on the record date. No cash distributions will be paid for fractional shares, which will be rounded to the nearest whole.

Q:	What Are Shares Of Black Mountain Worth?

A:	The value of our shares will be determined by their trading price after the spin-off. We do not know what the trading price will be and we can provide no assurances as to value.

Q:	What Will Black Mountain Do After The Spin-Off?

A:	Black Mountain will operate as a holding company for Guardian Steel, Inc.

Q:	Will Black Mountain's Shares Be Listed On A National Stock Exchange Or The Nasdaq Stock Market?

A:

Our shares will not be listed on any national stock exchange or the Nasdaq Stock Market. It is our hope that the shares will be quoted by one or more marketmakers on the OTC Electronic Bulletin Board, although we have no agreements or understandings with any marketmaker to do so.

Q:	What Are The Tax Consequences To Me Of The Spin-Off?

A:

We have not requested and do not intend to request a ruling from the Internal Revenue Service or an opinion of tax counsel that the distribution will qualify as a tax-free spin-off under U.S. tax laws. This is because one of the requirements under U.S. tax laws for the transaction to constitute a tax-free spin-off is that Guardian would need to own at least 80% of the voting power of our outstanding capital stock and at least 80% of the number of shares of each class of our outstanding voting capital stock. As we have issued stock to various persons and, as a result, Guardian no longer owns at least 80% of our shares, we believe that the distribution will not qualify as a tax-free spin-off. Consequently, the total value of the distribution, as well as your initial tax basis in our shares, will be determined by the fair market value of our common shares at the time of the spin-off. A portion of this distribution will be taxable to you as a dividend and the remainder will be a tax-free reduction in your basis in your Guardian shares.

Q:	What Do I Have To Do To Receive My Black Mountain Shares?

A:

No action by you is required. You do not need to pay any money or surrender your Guardian common shares to receive our common shares. The number of Guardian common shares you own will not change. If your Guardian common shares are held in a brokerage account, our common shares will be credited to that account. If you own your Guardian common shares in certificated form, certificates representing your Guardian common shares will be mailed to you.

About this Prospectus

            You should rely only on the information contained in this prospectus. We have not, and Guardian has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and Guardian believe that the information contained in this prospectus is accurate as of the date on the cover. Changes may occur after that date; and we and Guardian may not update this information except as required by applicable law.

No "Safe Harbor"

            The Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for similar statements by existing public companies, does not apply to our offerings.

Summary

About Our Company

            Please note that throughout this prospectus the words "we," "our," or "us" refers to Black Mountain Holdings, Inc., the parent company. Black Mountain Holdings, Inc. is a holding company for its wholly-owned subsidiary: Guardian Steel, Inc., which owns 50% of Structural Holdings, Inc. We will refer to the parent corporation separately as "Black Mountain" or the "Company" and the subsidiary as "Steel."

            We were formed and organized by Guardian on June 23, 2003 as part of its strategic plan to restructure its operations and focus on its intelligent imaging informatics solutions business. Effective June 23, 2003 Guardian transferred to us assets and liabilities in exchange for 2,150,000 shares of our common stock. The common stock transferred to Guardian is being held in trust for distribution to the Guardian shareholders as of June 23, 2003. The trustee of the spin-off trust is our President, Chief Executive Officer, Chief Financial Officer and Director Mr. J. Andrew Moorer. Mr. Moorer, CEO and CFO of Guardian, and other investors in Guardian have agreed to pay for the expenses associated with the registration and distribution of our common stock to the Guardian shareholders.

            Under the terms of the spin-off trust, the trustee has taken delivery of all of the Black Mountain spin-off shares pending completion of the registration statement, its having been declared effective and the completion of the spin-off distribution. Further, if the trustee determines that the spin-off cannot be completed for any reason, then the trustee has the authority to dispose of the spin-off shares in any commercially reasonable fashion and to distribute the proceeds derived from that disposition to the Guardian shareholders, pro rata, in lieu of the distribution of our shares of common stock.

            The assets received from Guardian consisted primarily of Guardian's interests in three wholly-owned subsidiaries: Guardian Steel, Inc., Guardian Security and Safety Products, Inc. and Palo Verde Group, Inc. Guardian Steel, Inc. is a 50% owner of Structural Holdings, Inc. and manages Black Mountain's structural steel fabrication operations. Guardian Security and Safety Products, Inc. and Palo Verde Group, Inc. have ceased operations. The following chart demonstrates the relationship of these various entities:

	BLACK MOUNTAIN HOLDINGS		This is the successor entity to Guardian Technologies International, Inc. formed to effect the push-down and spin-off of assets at the time of the RJL merger.

	GUARDIAN SECURITY & SAFETY PRODUCTS (100%)	GUARDIAN STEEL (100%)
PALO VERDE GROUP (100%)

		STRUCTURAL HOLDINGS (50%)	The other 50% is owned by TAIM Special Equities III as to 25% and TAIM Special Equities IV as to 25%

		H&M STEEL (85%)	The other 15% is controlled by Guardian Steel through its purchase and ownership of an Option to acquire the 15% equity interest held by Thomas Duncan, the former General Manager of H&M.

            Our principal executive offices are currently located at 7301 East Sundance Trail, Suite C-101a, Carefree, Arizona 85377. Our telephone number is (480) 488-9053.

Explanatory Note

            We established June 23, 2003 as the spin-off record date. The delay between the record date and the date of this prospectus has been the result of our being understaffed and undercapitalized. We also experienced delays in completing the audit of our financial statements.

Risk Factors

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding to invest in shares of our common stock.

The occurrence of any of the following risks could materially and adversely affect our business, financial condition and operating result. In this case, the trading price of our common stock could decline and you might lose all or part of your investment.

General Risks Related to Our Business and the Market for Our Stock

We have a history of losses and expect losses to continue for the foreseeable future.

            As of September 30, 2005, we had an accumulated deficit of $ $10,614,194. We sustained a loss from operations for the nine months ended September 30, 2005 of $459,800 and losses from operations for the years ended December 31, 2004 and 2003 of $621,022 and $1,364,808, respectively. We have experienced operating losses in each quarterly period since our inception in 1989. We expect to continue to incur net losses for the foreseeable future until we reduce operating costs to coincide with expected revenue levels associated with our steel fabrication business. In addition, we must continue to eliminate gaps in production where we have idle shop employees. This goal will be achieved by continuing to develop relationships with general contractors that will provide us with a steady stream of negotiated bid work (work that is not competitively bid).

            The steel fabrication business currently operates at a negative gross margin because we have been completing one contract for which we have sustained overruns in both labor costs and material purchases. The material purchase overruns have been most critical and are indicative of rising costs of steel without any relief in the form of an escalation clause in our subcontract.

            We completed the bulk of this contract during the third quarter of 2005 and we expect to operate at a gross profit margin of 10% in the future. Our current general and administrative expense burden level is approximately $10,000 per month. Therefore, in order to achieve profitability we will need to generate revenues in excess of $100,000 per month. We feel we are capable of generating this level of contract revenue with a minimal increase in administrative staff.

            In addition, we are working with our general contractors to build escalation clauses into our standard subcontracts in order to mitigate material price increases which are out of our control. This will negate the negative impact of extreme price fluctuations on contracts bid and won several months (or in some cases years) ahead of actual production.

Due to our history of negative cash flow and substantial debt obligations, we are uncertain that we will be able to continue as a going concern.

            Our consolidated financial statements have been prepared assuming that we will continue as a going concern. At September 30, 2005 we had a net working capital deficiency of $2,622,204 and a shareholder's deficit of $2,493,288. At September 30, 2005 we had total debt obligations of $2,932,849 (comprised of operating payables and accruals of $922,901, sales tax payable of $238,419, advances from our president of $167,182, a line of credit payable of $73,283, equipment leases payable of $127,920 and notes payable of $1,403,144). In light of these facts we cannot provide any assurance that we will generate enough cash in the future to satisfy our debt obligations and fund operations.

            We are in the process of attempting to enter into sale/leaseback transactions to generate working capital. In addition we are attempting to reduce operating expenses across all departments within our steel fabrication business in order to achieve profitability at lower revenue levels. We have targeted eliminating idle time for production employees through the use of layoffs when production work is light, reducing employee benefit costs by increasing the employees contribution to such benefits and increasing the use of outsourcing administrative functions as areas we feel can help us to reduce operating expenses. We are also in the process of seeking strategic partners within the steel fabrication business that have better access to work to assist us on a more long term basis. Finally, we are actively pursuing raising additional equity capital for working capital purposes.

            We believe that our ability to sell certain assets through sale/leaseback transactions, reduce operating expenses, develop strategic business relationships and raise additional equity capital provide an opportunity to continue as a going concern.

The terms upon which we may obtain additional capital may be dilutive to current shareholders or otherwise require unfavorable concessions.

            We will need to raise additional capital to fund operating losses until we achieve profitability. We will need to obtain commitments during 2006 of approximately $180,000 to cover 2006 anticipated operating losses and debt service commitments before achieving profitability and positive cash flow. We currently have a commitment to provide $75,000 which is expected to be fully funded by March 31, 2006. Possible funding sources include public or private financings or collaborative or other arrangements with third parties. There can be no assurance that additional funds will be available on acceptable terms, if at all. If additional funds are raised by issuing equity securities, our existing stockholders, those who receive shares in the spin-off, may experience substantial dilution. If adequate funds are not available, we may be required to further scale back our operations.

No broker or dealer has committed to create or maintain a market in our stock.

            We have no agreement with any broker or dealer to act as a marketmaker for our securities and there is no assurance that we will be successful in obtaining any marketmakers. Thus, no broker or dealer will have an incentive to make a market for our stock. The lack of a marketmaker for our securities could adversely influence the market for and price of our securities, as well as your ability to dispose of, or to obtain accurate information about, and/or quotations as to the price of, our securities.

Over-the-counter stocks are very risky.

            The over-the-counter markets for securities such as our common stock historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in our industry and the investment markets generally, as well as economic conditions and quarterly variations in our results of operations, may adversely affect the market price of the common stock.

            We have not applied to have our shares listed on Nasdaq, and do not plan to do so in the foreseeable future. As a result, trading, if any, in our securities will be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet Nasdaq listing requirements, or in what are commonly referred to as the "pink sheets." As a result, you will find it substantially more difficult to dispose of our securities. You will also find it difficult to obtain accurate information about, and/or quotations as to the price of, our common stock.

As our stock will not be listed on Nasdaq, trading in our shares will be subject to rules governing "penny stocks," which will impair trading activity in our shares.

            It is likely that our common stock will not be listed on Nasdaq and will therefore be subject to rules adopted by the Commission regulating broker dealer practices in connection with transactions in "penny stocks." Those disclosure rules applicable to "penny stocks" require a broker dealer, prior to a transaction in a "penny stock" not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Commission. That disclosure document advises an investor that investment in "penny stocks" can be very risky and that the investor's salesperson or broker is not an impartial advisor but rather paid to sell the shares. The disclosure contains further warnings for the investor to exercise caution in connection with an investment in "penny stocks," to independently investigate the security, as well as the salesperson with whom the investor is working and to understand the risky nature of an investment in this security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the "penny stock" is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.

            These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares.

Our stock price may be volatile and as a result you could lose all or part of your investment.

            The value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

*	failure to meet our sales goals or operating budget

*	decline in demand for our common stock

*	revenues and operating results failing to meet the expectations of securities analysts or investors in any quarter

*	downward revisions in securities analysts' estimates or changes in general market conditions

*	technological innovations by competitors or in competing technologies

*	investor perception of our industry or our prospects

*	general economic trends

            In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may be unable to resell their shares at or above the value attributed to them for tax purposes.

Our quarterly operating results are subject to fluctuations and if we fail to meet the expectations of investors in any quarter, our share price could decline significantly.

            Our quarterly operating results have historically fluctuated and may fluctuate significantly in the future. Accordingly, our operating results in a particular period are difficult to predict and may not meet the expectations of investors. If this were to occur the share price of our common stock would likely decline significantly. Factors that may cause our operating results to fluctuate include many of the risk factors discussed elsewhere in this prospectus, and also include:

*	the fixed nature of a significant proportion of our operating expenses, particularly personnel and facilities;

*	the effect of seasonal expenditures by our clients;

*	the effect of employee utilization rates and the time required to train and productively engage new employees;

*	the effect of seasonal variations on disposable income; and

*	changes in our pricing policies or those of our competitors.

            Accordingly, we believe that quarter-to-quarter comparisons of our results of operations are not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance.

Issuances of our stock could dilute current shareholders and adversely affect the market price of our common stock, if a public trading market develops.

            We have the authority to issue up to 50,000,000 shares of common stock, 10,000,000 shares of preferred stock and to issue options and warrants to purchase shares of our common stock without stockholder approval. These future issuances could be at values substantially below the price paid for our common stock by our current shareholders. In addition, we could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

            The issuance of preferred stock by our Board of Directors could adversely affect the rights of the holders of our common stock. An issuance of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock. Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.

Delaware law and our by-laws protect our directors from certain types of lawsuits.

            Delaware law provides that our directors will not be liable to us or our stockholders for monetary damages for all but certain types of conduct as directors. Our by-laws require us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

We are dependent upon major customers and vendors, the loss of which would have a material adverse impact on our ability to conduct business.

            All of our revenues during the past two years were generated on projects in the State of Oklahoma. We had sales to three customers of $1,359,240 in 2004 (Atlas General Contractor's-$529,512 or 16% of total sales; Terra Construction, Inc.-$478,000 or 14% of total sales and HC Beck, Ltd.-$351,728 or 11% of total sales). For the nine months ended September 30, 2005 we had sales to two customers of $880,348 (Atlas General Contractors - $750,348 or 63% of total sales and U.S. Industries - $130,000 or 11% of total sales). We had no affiliated customer sales in 2005 or 2004.

            A high level of dependence on a few customers to provide contract work in one geographic area presents a risk to us should any one of these customers take their business elsewhere because of price competition or quality issues. In such a situation, without replacing this customer we run the risk of having to reduce operations or perhaps even initiate layoffs until new business can be found.

            We had purchases from Vulcraft Corporation (an unaffiliated vendor) of $839,286 in 2004 (27% of total material purchases) and $346,959 for the nine months ended September 30, 2005 (27% of total material purchases). Without any written agreements with any vendor, reliance upon one vendor for such a large portion of our material purchases represents a risk to us should this vendor discontinue its operations, encounter a shortage of source material itself or significantly increase its material cost to us.

Risks Related to the Steel Industry

The industry in which we operate is highly competitive. If we are unable to be competitive, our profit margins may suffer.

            Many small and various large companies offer fabrication and related services that compete with those we provide. Local and regional companies offer competition in one or more of our geographic markets or product segments. Out of state or international companies may provide competition in any market. We compete for every project we obtain. Although we believe customers consider, among other things, the availability and technical capabilities of equipment and personnel, efficiency, safety record and reputation, price competition usually is the primary factor in determining which qualified contractor with available equipment is awarded a contract. Competition has resulted in pressure on pricing and operating margins, and the effects of competitive pressure in the industry may continue. Many of our competitors have greater capital and other resources than we do and are well established in their respective markets. We cannot assure that our competitors will not substantially increase their commitment of resources devoted to competing aggressively with us or that we will be able to compete profitably with our competitors.

We are subject to extensive government regulation, compliance with which could be costly and erode our profitability, or subject us to governmental enforcement actions.

            We are obligated to comply with a variety of federal, state and local regulations governing certain aspects of our operations and the workplace, including regulations promulgated by, among others, the U.S. Departments of Commerce, State and Transportation, and the U.S. Environmental Protection Agency.

            Many aspects of our operations are subject to governmental regulations in the United States, including regulations relating to occupational health and workplace safety, principally the Occupational Safety and Health Act and regulations thereunder. In addition, we are subject to licensure and we hold a license in the State of Oklahoma. Although we believe that we are in material compliance with applicable laws and permitting requirements, there can be no assurance that we will be able to maintain this status. Further, we cannot determine to what extent our future operations and earnings may be affected by new legislation, new regulations, or changes in or new interpretations of existing regulations.

There are limited sources for some of our raw materials which could make us vulnerable to price increases and/or product shortages.

            The primary raw materials we use in our structural steel fabrication business are available from a limited number of suppliers. With few vendors, we are vulnerable to unexpected increases in the price of steel or other critical raw materials and negatively impacted by shortages of these materials.

            Chinese efforts to dramatically expand that country's steel production output significantly reduced inventories in the world market for steel scrap. Steel scrap is the primary component utilized in the production of structural steel shapes in the United States and an essential component in the production of structural steel plate. As China bid the cost of scrap upward during the third quarter of 2003, several western industrial economies responded by enacting restrictions on the export of steel scrap from their countries, further exacerbating the crisis for those countries, such as the United States, that have not chosen to limit scrap exports. Also, the domestic supply of metallurgical coal, a vital component utilized, along with scrap, in the manufacture of structural steel plate, was severely compromised by a 2003 fire that took the industry's largest domestic metallurgical coal mine out of production for the foreseeable future. Coke and iron ore prices were impacted by a six-fold increase in international shipping costs for ore and coke in 2003.

           The result of price increases and/or material shortages arising from events such as the aforementioned would be an increase in our costs on projects and could result in reducing our profit margins or even create losses on certain projects.

            One particular job we were awarded has been adversely affected by steel price increases as a result of the aforementioned. A job bid in December 2003 had an increase in steel costs from $368,125 to $462,766 between bid day pricing and the pricing available at the time the contract was awarded. During our negotiations with the general contractor and in light of the obvious uncertainty in steel prices going forward as evidenced by the nearly $100,000 increase between bid day and the award of the contract, we were able to insert an escalation clause into our contract to share the first $100,000 in steel price overruns on a 50/50 basis. Unfortunately, we encountered greater than $100,000 in total steel price overruns on this particular contract and the result was to sustain a loss on this contract.

            In an effort to offset steel price increases of this nature, we are trying to negotiate escalation clauses in all of our contracts or in the alternative, clauses that allow us to bill for stored materials. Billing for stored materials allows us to procure steel today that we may not need for a job for several months without hampering our cash flow by building inventory. In addition, we are also tying to bid contracts whose start dates are closer to bid dates (compacted scheduling) in order to mitigate the situation whereby a contract is awarded and yet we are not allowed to begin procurement for several months.

Our steel fabrication business' dependence on the construction industry may create variations in our operating results.

            Our steel fabrication business has experienced variations in its operating results because of a number of factors, many of which are outside our control. We expect that those variations may continue. In particular, our operating results may vary because of downturns in one or more segments of the building construction industry, changes in economic conditions, our failure to obtain, or delays in awards of, major projects, the cancellation of major projects, our failure to timely replace projects that have been completed or are nearing completion. Any of these factors could result in the periodic inefficient or underutilization of our resources and could cause our operating results to fluctuate significantly from period to period, including on a quarterly basis.

            Our steel fabrication business earns all of its revenues in the building construction industry, which is subject to local, regional, and national economic cycles. Those revenues and cash flows depend to a significant degree on major construction projects in various industries, including government military installations, commercial offices and hotels, and school systems, each of which industries may be adversely affected by general or specific economic conditions. If construction activity declines significantly in our principal markets, our business, financial condition and operating results would be adversely affected. Of particular note is the fact that in the State of Oklahoma, a significant slowdown in the economy and the impact of "9-11" on the release of government related projects caused a substantial decrease in work available for bid in 2002 and 2003. A decrease in jobs available to bid produced increased competition for bids once jobs were released by general contractors and in certain situations, were awarded to steel fabricators willing to perform at zero profit. Since H&M had to bid jobs with enough profit to meet debt service requirements, H&M often lost jobs to lower priced contractors. These factors contributed significantly to an overall decline in revenues at H&M.

            In addition to a decline in revenues, the timing of revenues can create variations in operating results. We have recently experienced periods where one contract will end and another will not begin for several weeks. Under these circumstances, in order to maintain a consistent workforce, we have kept people on staff when a layoff scenario would have been financially more palatable. During this time we have underutilized staff with no offsetting revenues which contributes to operating losses. In an effort to combat this situation, we have begun to initiate some layoffs and have taken on sub-contract work from other structural steel fabricators in order to fill work schedule gaps until other contracts come online.

            When we bid on projects, we estimate our costs, including projected increases in costs of labor, materials, and services. Costs and gross profit realized on a fixed price contract may vary from estimated amounts because of unforeseen conditions or changes in job conditions, variations in labor and equipment productivity over the terms of contracts, higher than expected increases in labor or material costs, and other factors. Since all of our contracts are fixed price contracts, these variations could have a material adverse effect on our business, financial condition, and operating results for any period. Of particular importance is the fact that Chinese efforts to dramatically expand that country's steel production output wreaked havoc on the world market for steel scrap. Steel scrap is the primary component utilized in the production of structural steel shapes in the United States and an essential component in the production of structural steel plate. As China bid the cost of scrap upward during the third quarter of 2003 (sometimes as much as 200% above cost), several western industrial economies have responded by enacting restrictions on the export of steel scrap from their countries, further exacerbating the crisis for those countries, such as the United States, that have not chosen to limit scrap exports. Also, the domestic supply of metallurgical coal, a vital component utilized, along with scrap, in the manufacture of structural steel plate, was severely compromised by a 2003 fire that took the industry's largest domestic metallurgical coal mine out of production for the foreseeable future. Coke and iron ore prices were impacted by a six-fold increase in international shipping costs for ore and coke in 2003. As a consequence of the foregoing, the cost of production of structural steel shapes and plate skyrocketed in an unprecedented and unpredictable manner which contributed significantly to an overall degradation of gross profit at H&M.

            We routinely rely on subcontractors to perform a portion of our fabrication and all of our project detailing to fulfill projects that we cannot fulfill in-house due to capacity constraints, or that are in markets in which we have not established a strong local presence. In order to complete these projects successfully we must retain and successfully manage these subcontractors. Any difficulty we may have in attracting and retaining qualified subcontractors on terms and conditions favorable to us could have an adverse effect on our ability to complete these projects in a timely and cost effective manner. With regard to subcontractors, we have two areas of concern-detailers and material suppliers. Detailers take architectural drawings and break them down into shop drawings. Therefore, they affect a jobs delivery schedule because we order material from these drawings and fabricate from these drawings. Detailing costs are usually not billable to the general contractor until shipments of fabricated material begin. Therefore, we must pay these vendors from operating cash flow prior to being able to bill for their services to the contract they are actually working on. Our cash flow problems have caused delays in paying detailers which in turn has caused delays in ordering materials for jobs and subsequently fabricating jobs. Material vendors can also impact a job if we do not stay current on our payments.

            Fortunately, we have recently been able to arrange for material vendors to be paid via joint check arrangement whereby the general contractor actually makes a check out to the vendor and to us and we simply endorse the check over at the time of receipt and forward it on the vendor. This situation eases our cash flow constraints.

Our use of percentage of completion accounting may adversely affect operating results in future periods.

            We recognize steel fabrication revenues using the percentage of completion accounting method. Under this method, we recognize revenue based on the ratio that costs incurred to date bear to the total estimated costs to complete the project. We estimate losses on contracts in full when we determine that we will incur a loss on the project. We frequently review and revise revenues and total cost estimates as work progresses on a contract and as contracts are modified. Accordingly, we reflect revenue adjustments based upon the revised completion percentage in the period that estimates are revised. Although we base revenue estimates on management assumptions supported by historical experience, these estimates could vary materially from actual results. To the extent percentage of completion adjustments reduce previously reported revenues, we would recognize a charge against operating results, which could have a material adverse effect on our operating results for the applicable period.

            We were awarded a contract in January 2004 to provide structural steel associated with the construction of a multi-building law enforcement training center for the State of Oklahoma. The project was located in Ada, Oklahoma. During the course of performing on this contract we experienced several delays which were out of our control which resulted in delaying our purchase of raw materials for this contract. As such, in light of rapidly increasing steel costs we experienced raw material cost overruns of approximately $150,000 which were not anticipated in our bid price. The result of rising prices on our use of percentage of completion accounting was to increase our estimate to complete and thus reduce future contract profit. In addition, we experienced labor cost overruns on this same contract of approximately $50,000 (volume variance on hours not price per hour) because the work performed was more labor intensive than we anticipated on bid day. These labor costs overruns had a similar impact on our estimate to complete calculations and resulted in further reduced profits on this contract. This contract is now complete and will not negatively impact future periods, however.

The concentration of our steel fabrication operations in one industry and in one geographical region may create periodic fluctuations of our revenues.

            Our fabrication operation currently is conducted primarily in the state and federal governmental sector of the construction industry. During the nine months ended September 30, 2005 state and federal government projects accounted for 85% of our revenues. During the years ended December 31, 2004 and 2003 state and federal government projects accounted for 60% and 18% of our revenues, respectively. Because of our concentration on state and federal government projects in recent periods, future construction activity and our business may be adversely affected in the event of a downturn in economic conditions existing in the state and federal governmental sector, especially construction projects on military bases in the state of Oklahoma. Factors that may affect state and federal government construction projects include overall decreases in the amount of funds budgeted for governmental projects or the re-allocation of funds to other government projects away from the state of Oklahoma.

            During the nine months ended September 30, 2005 and during most of 2004 we bid on several federal government jobs that were removed from consideration because the overall projects were determined to be over budget once all bids were received.  From our perspective, as the provider of fabricated steel, rapid increases in steel prices contributed partially to the overrun.  However, other factors which were out of our control and related to other subcontractors also contributed to the overall project budget overrun.  The fact that these projects were removed from consideration (or delayed indefinitely) by the government had a negative impact on our revenues because our pool of anticipated work was reduced.

             In addition, during the latter part of 2004 and for most of 2005, we were involved in a contract to construct a multi-building law enforcement training center for the State of Oklahoma.  During the course of performing on this contract we experienced several delays which were out of our control which resulted in delaying our purchase of raw materials for this contract.  As such, in light of rapidly increasing steel costs we experienced raw material cost overruns of approximately $150,000 which were not anticipated in our bid price and for which no relief was available because State contracts do contain any form of escalation clauses.

            In an effort to mitigate the negative impact of a concentration in one industry and in one geographic location, we are beginning to bid more commercial work within Oklahoma as well as outside the state thus accomplishing both goals by moving away from a concentration in state and federal projects and projects within Oklahoma exclusively.

The nature of our operations creates risks of costly litigation and damages that we may not be adequately insured against.

            Construction and heavy steel plate weldments involve a high degree of operational risk. Natural disasters, adverse weather conditions, design, fabrication, and erection errors, and work environment accidents can cause death or personal injury, property damage and suspension of operations. Furthermore, delays in project deliveries can result in significant back charges and/or liquidated damages. The occurrence of any of these events could result in loss of revenues, increased costs, and liability to third parties. Although we are not currently involved in any such claims, we are subject to litigation claims in the ordinary course of our business, including backcharges and liquidated damage claims, and the resultant lawsuits asserting substantial claims. Currently, we do not maintain any reserves for potential litigation, and we expense litigation costs if and when we incur them. We maintain risk management, insurance, and safety programs intended to prevent or mitigate losses. There can be no assurance that any of these programs will be adequate or that we will be able to maintain adequate insurance in the future at rates that we consider reasonable.

Our operating losses combined with the nature of our business has resulted in a working capital shortage.

            Our steel fabrication operations require significant amounts of working capital to procure materials for contracts to be performed over relatively long periods. In addition, our contract arrangements with customers sometimes require us to provide payment and performance bonds to partially secure our obligations under our contracts, which may require us to incur significant expenditures prior to receipt of payments. Furthermore, our customers often will retain a portion of amounts otherwise payable to us during the course of a project as a guarantee of completion of that project. To the extent we are unable to receive project payments in the early stages of a project, our cash flow would be reduced, which could have a material adverse effect on our business, financial condition and operating results. To finance our operations, we are customarily highly leveraged, which creates a substantial risk that we would be unable to make timely payments on our debt.

            At September 30, 2005 we had Accounts Payable and Billings in Excess of Costs which exceeded Accounts Receivable and Costs in Excess of Billings (Operating Leverage) of $151,154. Our current negative working capital position is the result of sustaining operating losses. In addition, during 2005, our bank required us to use collections from all contract receivables to retire our indebtedness to them rather than to retire payables which caused our payables to balloon.

            In order to eliminate vendor pressure to reduce existing payable balances, we have begun to use a joint check payment system with all critical suppliers. Our use of joint check arrangements on recent and prospective contracts should reduce our leverage position because payables associated with raw material purchases on contracts will be paid directly to our vendors thus allowing us to better manage residual cash flow as we perform on our contracts. In addition, we have approached our general contractors on current projects and have requested that they fund our payroll and related overhead on a weekly basis to eliminate our need to tie up working capital for such expenses.

            The combination of using joint check arrangements for raw material purchases and having our general contractors fund our payroll and related overhead on a weekly basis should help in our efforts to assure that our working capital position will not deteriorate and will allow us to use current contract profits to gradually improve our working capital position.

Our steel fabrication subsidiary has secured debt which in the event of default, could result in the lender foreclosing on that subsidiary's assets.

            H&M, our structural steel fabrication subsidiary has a bank line of credit that contains certain covenants pertaining to working capital and minimum net worth. H&M was not in compliance with these covenants as of September 30, 2005 and December 31, 2004. On December 27, 2004 H&M received notice from its lender that the line of credit facility was in default for failure to resolve net worth compliance issues. On February 28, 2005 H&M and its lender entered into a Forbearance Agreement whereby the Company's lender agreed to forebear in its enforcement of its rights and remedies under the credit facility in exchange for H&M agreeing to retire the balance of the line of credit by August 31, 2005. On July 29, 2005, at which time the balance of the bank line of credit was $73,283, H&M entered into an agreement whereby the line of credit was converted into a general business loan bearing interest at "prime" plus 1.5% (7.75% at the time the new loan was executed), interest payable monthly with a maturity date of June 1, 2006. The new loan is personally guaranteed by J. Andrew Moorer and David Payne. These guarantees are the only form of collateral for the new loan. We are currently in compliance with the covenants of the new loan and our monthly interest payments are being made on a timely basis.

            At September 30, 2005 H&M was delinquent on capital equipment lease payments in the amount of $3,568 We have pledged certain equipment as collateral for these leases which if placed in default will be subject to repossession. If the equipment is repossessed, H&M will be unable to perform under its contracts which in turn could be terminated. The termination of contracts would have a material adverse effect on H&M. During the third quarter of 2005, H & M retired two of four leases using funds from contract receivable collections. Of the remaining two leases we used additional funds from contract receivable collections to bring the two leases current. We are currently in compliance with the covenants of the two remaining lease agreements.

            At September 30, 2005 and December 31, 2004 H&M had notes payable to Deep Fork Capital, LLC, an entity 50% owned by Mr. Moorer, a related party, of $1,010,644, all of which are reflected in the Company's financial statements under current liabilities as notes payable.

            During 2003, H&M was placed in default by its senior lender with respect to its Revolving Line of Credit and its Term Notes "A" & "B" for failure to make timely payments in accordance with the terms and conditions of the respective lending agreements and for failure to comply with certain covenants related to working capital and debt-to-equity requirements.

            As a result, on May 31, 2003 H&M entered into a debt restructuring agreement with its senior lender. At the time of the restructure, H&M had the following amounts, including accrued interest thereon, outstanding:
Revolving Line of Credit	$ 276,696
Term Notes "A" & "B"	$1,838,948

Total	$2,115,644

            At closing, H&M conveyed its real property and buildings (which comprise its manufacturing facility) at an appraised value of $730,000 to its senior lender as partial payment of Term Notes "A" & "B".

            Since H&M conveyed its real property and buildings as part of the debt restructuring agreement H&M, also at closing, entered into a facility lease agreement with its former senior lender in order to continue to operate its structural steel fabrication business. The lease was for a period of ten months from June 1, 2003 to March 31, 2004 and called for monthly rental payments of $3,000 for the period from June 1, 2003 to October 31, 2003 and then $4,000 per month, thereafter. The lease did not contain a renewal option, but was extended on a month to month basis by mutual agreement of the parties at a rental rate of $4,000 per month for the period April 1, 2004 to December 31, 2004. H&M's former senior lender sold the land and buildings in December 2004 and consequently, H&M entered into a three year lease with the new owner (reference footnote 13).

            In addition, at closing, H&M executed a $150,000 Promissory Note in favor of its senior lender as further payment of Term Notes "A" & "B". This Promissory Note was collateralized by a security interest in H&M's manufacturing equipment. The Promissory Note, bearing interest at 8%, was due December 31, 2003.

            Finally, as part of closing, H&M's senior lender sold the Revolving Line of Credit and the remaining value of Term Notes "A" & "B" (after deducting the value of the real property and buildings conveyed and the value of the new Promissory Note) for $425,000 cash (representing a discount from the face value of the total indebtedness of $810,644) to Deep Fork Capital. As part of the sale transaction, the Revolving Line of Credit was converted into Term Note "C".

            Immediately following closing H&M made a payment of $225,000 to Deep Fork Capital which was applied as follows:
Term Notes "A" & "B"	$ 53,304
Term Note "C"	$171,696

Total	$225,000

            After the sale and subsequent cash payment against Term Notes "A" & "B" and the newly created Term Note "C", H&M was indebted to Deep Fork Capital as follows:

Term Notes "A" & "B"	$ 905,644
Term Note "C"	$ 105,000

Total	$1,010,644

            The only modification to the general terms and conditions of the respective lending agreements for Term Notes "A" & "B" and Term Note "C" is that the notes are all due on demand, but have no scheduled repayment terms.

We may be adversely affected by applicable environmental laws.

            We are subject to federal, state, and local laws and regulations governing the protection of the environment, including those regulating discharges to the air and water, the management of wastes, and the control of noise and odors. We cannot assure you that we are at all times in complete compliance with all such requirements. Like all companies, we are subject to potentially significant fines or penalties if we fail to comply with environmental requirements. We have made and will continue to make capital expenditures in order to comply with environmental requirements. Environmental requirements are complex, change frequently, and could become more stringent in the future. Accordingly, we cannot assure you that these requirements will not change in a manner that will require material capital or operating expenditures or will otherwise have a material adverse effect on us in the future.

            Our operations and properties are affected by numerous federal, state and local environmental protection laws and regulations, such as those governing discharges to air and water and the handling and disposal of solid and hazardous wastes. Compliance with these laws and regulations has become increasingly stringent, complex, and costly. There can be no assurance that such laws and regulations or their interpretation will not change in a manner that could materially and adversely affect us. Certain environmental laws, such as the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and its state law counterparts, provide for strict and joint and several liability for investigation and remediation of spills and other releases of toxic and hazardous substances. These laws may apply to conditions at properties currently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which wastes or other contamination attributable to an entity or its predecessors come to be located. Although we have not incurred any material environmental related liability in the past and we believe that we are in material compliance with environmental laws, there can be no assurance that we will not incur such liability in connection with the investigation and remediation of facilities we currently operate (or formerly owned or operated) or other locations in a manner that could materially and adversely affect us.

Forward-looking Statements

In General

            This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about our future business plans and strategies, and most other statements that are not historical in nature. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Although we believe that any forward-looking statements we make in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this prospectus, include:

*	changes in general economic and business conditions affecting the structural steel fabrication industry;

*	changes in legislation and regulation effecting the structural steel fabrication industry;

*	our ability to maintain good relationships with key customers and suppliers;

*	changes in our business strategies;

*	the level of demand for our products and services; and

*	the availability of working capital

            In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

The Spin-Off and Plan of Distribution
Distributing Company	Guardian Technologies International, Inc.

Shares To Be Distributed:	2,150,000 shares of our common stock, $0.0001 par value. The shares to be distributed in the spin-off will represent approximately 74% of our total common shares outstanding.

Distribution Ratio	One (1) of our common shares for every one (1) common share of Guardian owned of record on June 23, 2003. No cash distributions will be paid and fractional shares will be rounded to the nearest whole.

No Payment Required	No holder of Guardian common shares will be required to make any payment, exchange any shares or to take any other action in order to receive our common shares.

Record Date

The record date for Guardian's distribution of our shares is June 23, 2003. Since the record date, the Guardian common shares have been trading "ex dividend," meaning that persons who have bought their common shares after the record date are not entitled to participate in the distribution.

Prospectus Mailing Date	_________________, 2006. We have mailed this prospectus to you on or about this date.

Distribution Date

The distribution date will be a date within ten (10) days following the prospectus mailing date designated above. If you hold your Guardian common shares in a brokerage account, your shares of our common stock will be credited to that account. If you hold Guardian shares in a certificated form, a certificate representing your shares of our common stock will be mailed to you; the mailing process is expected to take about thirty (30) days.

Distribution Agent	The distribution agent for the spin-off will be Corporate Stock Transfer, Inc., Denver, Colorado.

19

Listing and Trading of Our Shares

There is currently no public market for our shares. We do not expect a market for our common shares to develop until after the distribution date. Our shares will not qualify for trading on any national or regional stock exchange or on the Nasdaq Stock Market. We will attempt to have one or more broker/dealers agree to serve as marketmakers and quote our shares on the over-the-counter market on the OTC Electronic Bulletin Board maintained by the NASD. However, we have no present agreement, arrangement or understanding with any broker/dealer to serve as a marketmaker for our common shares. If a public trading market develops for our common shares, of which there can be no assurance, we cannot ensure that an active trading market will be available to you. Many factors will influence the market price of our shares, including the depth and liquidity of the market which develops, investor perception of our business and growth prospects and general market conditions.

Background and Reasons for the Spin-Off

            Guardian was initially organized for the purpose of manufacturing and distributing ballistic protective equipment, including equipment commonly referred to as body armor. Guardian was also involved in the structural steel fabrication business and the real estate business.

            Beginning in 2001, Guardian's management determined that more shareholder value would be realized if Guardian could undertake a strategic acquisition within an industry segment that could generate more interest from the investment community. In 2001, we entered into an agreement to acquire Vairex Corporation, a company that had developed technology related to the fuel cell industry. Unfortunately, the anticipated financing that underpinned that transaction never materialized, and the merger was never consummated.

            In April 2003, Guardian entered into a definitive agreement to acquire RJL Marketing Services Inc. ("RJL"), a company that had acquired rights to a technology based security solution geared to the homeland security industry. As part of that transaction, which resulted in a change of control of Guardian, we agreed to segregate our historical assets and operations and distribute them to our shareholders, pro rata, in a spin-off which is covered by this registration statement. The acquisition of RJL and change in control of Guardian were completed in June 2003.

            As a result of the agreement with RJL, in June 2003 Guardian transferred to Black Mountain, solely in consideration of Black Mountain common stock, all of Guardian's interest in its existing subsidiaries. In June 2003, Guardian entered into a trust agreement with J. Andrew Moorer, our President, Chief Executive Officer, Chief Financial Officer and Director, under which Mr. Moorer agreed to hold all of the shares of Black Mountain common stock in trust for the benefit of Guardian's stockholders. Under the terms of the letter of understanding and the trust agreement, Mr. Moorer will distribute our shares to the Guardian stockholders if and when the registration statement to which this prospectus relates is declared effective.

            The substantial delay in registering the distribution of the spin-off shares has been due to our lack of working capital necessary to complete the audit of our financial statements and the preparation of the registration statement of which this prospectus forms a part. It was only after we secured a commitment for additional financing from an outside investor that we were able to proceed with the distribution.

Spin-Off Trust

            Effective June 23, 2003, Guardian caused 2,150,000 shares of Black Mountain common stock to be transferred to a Spin-off Trust. Under the terms of the Trust Agreement, J. Andrew Moorer, our President, Chief Executive Officer, Chief Financial Officer and Director, acting as Trustee, is to complete the registration and distribution of the spin-off shares for the benefit of the Guardian shareholders of record as of June 23 2003, the spin-off record date, who are the beneficiaries under the Trust.

Goals of the Spin-Off

            The principals of RJL had no interest in operating the historical businesses of Guardian and required as a condition to completing the RJL merger that those assets and operations be segregated in the manner provided for in the spin-off. In addition, as a result of the restructuring and spin-off, each of Guardian and Black Mountain will have its own equity currency. Finally, Guardian believes that equity currency, meaning shares of common or preferred stock, more closely linked to each business may be more attractive consideration for future acquisitions.

Mechanics of Completing the Spin-Off

            Within ten (10) days following the date that the SEC declares effective the registration statement that includes this prospectus, we will deliver to the distribution agent, Corporate Stock Transfer, Inc., 2,150,000 shares of our common stock to be distributed to the Guardian shareholders as of June 23, 2003, pro rata.

            If you hold your Guardian common shares in a brokerage account, your shares of our common stock will be credited to that account. If you hold your Guardian common shares in certificated form, a certificate representing shares of our common stock will be mailed to you by the distribution agent. The mailing process is expected to take about thirty (30) days.

            No cash distributions will be paid. Fractional shares of our common stock issuable in accordance with the distribution will be rounded to the nearest whole.

            No holder of common shares of Guardian is required to make any payment or exchange any shares in order to receive our common shares in the spin-off distribution.

Capitalization

            The following table sets forth our capitalization as of September 30, 2005. This section should be read in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus.

As of September 30, 2005

Current maturities of debt	$2,932,849
Long-term debt
Total debt	2,932,849
Shareholders' (Deficit)
Preferred Stock, $0.0001 par value, 10,000,000 shares authorized; no shares outstanding
Common Stock, $0.0001 par value; authorized 50,000,000 shares: 3,310,000 issued and outstanding	331
Additional paid-in capital	8,120,575
Stock Subscriptions
Accumulated deficit	(10,614,194)
Total shareholders' (deficit)	(2,493,288)
Total shareholders' (deficit) and capitalization	$439,561

            The foregoing does not reflect 750,000 shares of common stock reserved for issuance pursuant to a subscription agreement with Sami A. Miro, one of our existing shareholders. The agreement calls for Mr. Miro to pay $75,000 for the 750,000 shares (or any portion thereof on a pro-rata basis) prior to March 31, 2006. To date, Mr. Miro has not completed performance under the subscription agreement. The issuance of these shares will not result in a change in control of the Company.

Certain Market Information

            There currently exists no public trading market for our common stock. We do not intend to develop a public trading market until the Spin-Off has been completed. There can be no assurance that a public trading market will develop at that time or be sustained in the future. Without an active public trading market, you may not be able to liquidate your shares without considerable delay, if at all. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risks associated with an investment in us, may have a significant impact on the market price of our common stock. Also, because of the relatively low price of our common stock, many brokerage firms may not effect transactions in the common stock.

            As of the date of this Prospectus, none of our shares are eligible for sale under Rule 144 of the Securities Act, we have not agreed to register shares on anyone's behalf and we are not planning currently to publicly offer for sale any of our shares.

            As of the date of this Prospectus, 2,150,000 of our issued and outstanding shares of stock are held in trust for distribution to Guardian's shareholders as described elsewhere in this Prospectus.

            We have not declared or paid cash dividends on our common stock in the preceding two fiscal years. We currently intend to retain all future earnings, if any, to fund the operation of our business, and, therefore, do not anticipate paying dividends in the foreseeable future. Future cash dividends, if any, will be determined by our board of directors.

Selected Financial Data

           Set forth below is our selected financial data as of and for the year ended December 31, 2004 and 2003 and interim period ended September 30, 2005. This financial information is derived from our consolidated financial statements and related notes included elsewhere in this prospectus and is qualified by reference to these consolidated financial statements and the related notes thereto.

Balance Sheet Data	September 30	December 31
	2005	2004
	(Unaudited)
Total assets	439,561	1,248,355

Current assets	310,645	1,058,458

Current liabilities	2,932,849	3,336,587

Net working capital (deficit)	(2,622,204)	(2,278,129)

Shareholders' equity (deficit)	(2,493,288)	(2,088,232)

Operating Statement Data	Nine Month Period Ended September 30		For the Year Ended December 31
	2005 (Unaudited)	2004 (Unaudited)	2004	2003

Revenues	1,184,859	2,412,232	3,305,053	2,316,561

Operating income (loss)	(459,800)	(402,069)	(621,022)	(1,364,808)

Net income (loss)	(523,056)	(528,512)	(788,416)	(1,618,521)

Weighted average number of common shares	2,909,451	2,375,458	2,412,795	1,949,785

Basic and diluted income (loss) per common share	(0.18)	(0.22)	(.33)	(.83)

Management's Discussion and Analysis of Financial Condition
and Results of Operations

General

            The following discussion of the financial condition and results of operations of Black Mountain Holdings, Inc. and its wholly-owned subsidiaries Guardian Steel, Inc. (and its majority-owned subsidiary Structural Holdings, Inc.), Palo Verde Group, Inc. and Guardian Security and Safety Products, Inc. should be read in conjunction with the consolidated financial statements and related notes thereto.

Overview

            Black Mountain Holdings, Inc. ("Black Mountain") is incorporated in the State of Delaware. Black Mountain was formed and organized by its predecessor entity, Guardian Technologies International, Inc. ("Guardian").

            Beginning in 2001 Guardian's management determined that more shareholder value would be realized if Guardian undertook a strategic acquisition within an industry segment that could generate more interest from the investment community.

            In April 2003, Guardian entered into a definitive agreement and plan of reorganization with RJL Marketing Services, Inc. ("RJL"), a company that had acquired rights to a technology based security solution geared to the homeland security industry. On May 12, 2003, Guardian formed Black Mountain to facilitate this transaction. Effective June 23, 2003 Guardian transferred to Black Mountain all of its assets and liabilities in exchange for 2,150,000 shares of Black Mountain's common stock. Black Mountain was formed for the sole purpose of holding the assets and liabilities of Guardian to be distributed to shareholders of Guardian upon the effectiveness of a registration statement. The accounting for the transaction has been done at predecessor cost adjusted for impairments that existed at the record date for distribution. As discussed in greater detail in footnote 16, the impairments referred to above pertain to Goodwill of H&M Steel, Inc. (H&M), a majority-owned subsidiary of Structural Holdings, Inc. (Structural) of which Guardian acquired a 50% equity interest in 1999. Due to recurring losses associated with poor overall economic conditions and a downturn in the construction industry, H&M recorded an impairment charge to Goodwill in 2002 of $1,143,534. In 2003 Goodwill of H&M was re-evaluated and an additional impairment charge of $845,470 was recorded, thus reducing the value of Goodwill to zero at June 30, 2003. Therefore, the financial statements of Black Mountain are presented on a predecessor cost basis adjusted for impairment. The assets received from Guardian consisted primarily of Guardian's interest in three wholly-owned subsidiaries: Guardian Steel, Inc., Guardian Security and Safety Products, Inc. and Palo Verde Group, Inc.

            The following discussion is included for historical reference as it relates to the various subsidiaries transferred to Black Mountain effective as of the spin-off record date.

            In September of 2000, Guardian completed a reorganization in which it formed Guardian Steel ("Steel") to manage its structural steel fabrication operations and Guardian Security and Safety Products ("GSSP") to manage its security and safety products manufacturing and distribution operations. Following the reorganization, GSSP formed Guardian Armor, LLC, a Delaware Limited Liability Company, which was later re-named ForceOne, LLC.

            In September 2000, Guardian acquired 100% of Palo Verde Group, Inc. ("Palo Verde"), a Colorado corporation. Palo Verde was engaged in the acquisition, development and sale of real property in the western United States. The assets of Palo Verde consisted of certain real property in Thermopolis, Wyoming, held for investment and/or sale. This property was sold in 2004. Palo Verde has since ceased operations.

            In September of 2000, GSSP transferred the majority of its assets and liabilities associated with the security and safety products division to ForceOne, LLC in exchange for a 51% membership interest. ForceOne, LLC manufactured and distributed soft armor products, primarily ballistic protective vests, to law enforcement officers, security professionals and armed forces personnel. During the fourth quarter of 2001, GSSP did not contribute to a ForceOne, LLC member capital call and therefore relinquished its 51% ownership. For financial statement purposes, the consolidation and ownership interest in ForceOne, LLC ceased as of November 30, 2001. Subsequent to December 31, 2001, GSSP converted a note receivable into a 33% membership interest in ForceOne, LLC. As such, this investment was accounted for under the equity method of accounting beginning on January 1, 2002. In 2003, GSSP sold its 33% membership interest in Force One, LLC to one of its equity partners for cash. GSSP has since ceased operations.

            Since Palo Verde and GSSP have ceased operations, the discussion that follows will be based on Black Mountain's corporate activities and the operations of Steel.

Structural Steel Fabrication:

            During 1999, Guardian acquired a 50% interest in Structural Holdings, Inc. (Structural). Structural is a holding company and its only investment at December 31, 2004 is 85% of the common stock of H&M Steel (H&M). H&M is engaged in the business of structural steel fabrication in the Mid-West United States. In September of 2000, Guardian's 50% interest in Structural was transferred to Steel. In February 2001, the Board of Directors of Structural initiated a capital call to raise $850,000 of additional equity from existing shareholders in accordance with a funding schedule that provided greater percentage ownership in exchange for timely funding. Guardian Steel contributed its $450,000 prior to the other shareholders involved in the funding. It is management's position that Guardian Steel retained a 55% equity interest in Structural post-funding. On October 1, 2001, senior management of H&M resigned and was replaced by representatives of the Company. Previous senior management had been selected by the other shareholders of Structural. Prior to October 1, 2001 Steel accounted for Structural under the equity method of accounting due to a lack of control. In light of Steel's position that it obtained a 55% equity interest in Structural based on the capital call initiated in February 2001 and filled senior management positions at H&M with its own representatives in October 2001, the Company began consolidating Structural effective October 1, 2001. Although a contingency exists with respect to this matter, since majority control has ultimately been achieved by virtue of the option obtained from the former General Manager of H&M (see discussion below) and in light of the fact that the other shareholders of Structural have not litigated against the Company's position, it is the contention of management that the Company maintains control of Structural for purposes of consolidation. On December 31, 2004 Steel entered into an arrangement with Thomas Duncan, the former General Manager of H&M Steel, Inc., whereby Steel executed an option to purchase the General Manager's 15% ownership interest in H&M Steel, Inc. The option is valid for two years. During the period the option is outstanding Steel holds the voting rights of the General Manager's 15% ownership interest as if the ownership interest had been fully paid on the date the option was granted.

            A significant slowdown in the economy and the impact of "9-11" on the release of government related projects caused a substantial decrease in work available for bid in 2002 and 2003. A decrease in jobs available to bid produced increased competition for bids once jobs were released by general contractors and in certain situations, were awarded to steel fabricators willing to perform at zero profit. Since H&M had to bid jobs with enough profit to service its debt load, H&M often lost jobs to lower priced contractors. These factors contributed significantly to an overall decline in revenues at H&M.

            In addition, Chinese efforts to dramatically expand that country's steel production output wreaked havoc on the world market for steel scrap. Steel scrap is the primary component utilized in the production of structural steel shapes in the United States and an essential component in the production of structural steel plate. As China bid the cost of scrap upward during the third quarter of 2003 (sometimes as much as 200% above cost), several western industrial economies have responded by enacting restrictions on the export of steel scrap from their countries, further exacerbating the crisis for those countries, such as the United States, that have not chosen to limit scrap exports. Also, the domestic supply of metallurgical coal, a vital component utilized, along with scrap, in the manufacture of structural steel plate, was severely compromised by a 2003 fire that took the industry's largest domestic metallurgical coal mine out of production for the foreseeable future. Coke and iron ore prices were impacted by a six-fold increase in international shipping costs for ore and coke in 2003. As a consequence of the foregoing, the cost of production of structural steel shapes and plate skyrocketed in an unprecedented and unpredictable manner which contributed significantly to an overall degradation of gross profit at H&M.

            The combination of reduced revenues and profit margin decreased cash flow below a level where H&M was able to service its debt obligations to its senior lender. In early 2003, H&M was placed in default by its senior lender with respect to its Revolving Line of Credit and its Term Notes "A" & "B" for failure to make timely payments in accordance with the terms and conditions of the respective lending agreements and for failure to comply with certain covenants related to working capital and debt-to-equity requirements.

            On May 31, 2003 H&M entered into a debt restructuring agreement with its senior lender. At the time of the restructure, H&M had the following amounts, including accrued interest thereon, outstanding:

Revolving Line of Credit	$ 276,696
Term Notes "A" & "B"	$1,838,948

Total	$2,115,644

            At closing, H&M conveyed its real property and buildings (which comprise its manufacturing facility) at an appraised value of $730,000 to its senior lender as partial payment of Term Notes "A" & "B".

            In addition, at closing, H&M executed a $150,000 Promissory Note in favor of its senior lender as further payment of Term Notes "A" & "B". This Promissory Note was collateralized by a security interest in H&M's manufacturing equipment. The Promissory Note, bearing interest at 8%, was due December 31, 2003.

            Finally, as part of closing, H&M's senior lender sold the Revolving Line of Credit and the remaining value of Term Notes "A" & "B" (after deducting the value of the real property and buildings conveyed and the value of the new Promissory Note) for $425,000 cash (representing a discount from the face value of the total indebtedness of $810,644) to Deep Fork Capital, LLC, an entity 50% owned by Mr. Moorer. The other member of Deep Fork Capital, LLC is Debt Acquisition, LLC. David Payne is the Managing Member of Debt Acquisition, LLC . As part of the sale transaction, the Revolving Line of Credit was converted into Term Note "C".

            Immediately following closing H&M made a payment of $225,000 to Deep Fork Capital which was applied as follows:
Term Notes "A" & "B"	$ 53,304
Term Note "C"	$171,696
Total	$225,000

            After the sale and subsequent cash payment against Term Notes "A" & "B" and the newly created Term Note "C", H&M was indebted to Deep Fork Capital as follows:
Term Notes "A" & "B"	$ 905,644
Term Note "C"	$ 105,000

Total	$1,010,644

            The only modification to the general terms and conditions of the respective lending agreements for Term Notes "A" & "B" and Term Note "C" is that the notes are all due on demand, but have no scheduled repayment terms. Although H&M has restructured its debt obligations, it is still feeling the impact of reduced revenues and gross margin. The failure of management to reverse this current trend will further erode H&M's financial condition.

Year ended December 31, 2004 compared to year ended December 31, 2003

            REVENUE. Revenue is generated entirely from the manufacture and distribution of structural steel by H&M. Revenues for the twelve months ended December 31, 2004 were $3,305,053 compared to $2,316,561 for the prior year. The increase in revenue is attributable to the completion of a greater number of construction contracts in 2004.

            COST OF SALES. Cost of sales consist of production costs which include salaries, overhead, raw materials, subcontract costs and other costs incurred to generate revenues. For the year ended December 31, 2004, these expenses were $3,155,204 compared to $2,006,744 in the prior year. Cost of sales increased $1,148,460 as a result of increased revenues and also because the cost of raw materials (steel shapes and plate) used in production increased substantially year to year (Reference "Recent Trends" section for a more detailed analysis).

            GROSS PROFIT. Gross profit for the twelve months ended December 31, 2004 was $149,849 or 5% compared to gross profit of $309,817 or 13% for the twelve months ended December 31, 2003. Although revenues increased $988,492 year to year, reduced profit margins caused by increased production costs reduced gross profit dollars by $159,968 period to period.

            OPERATING EXPENSES. Total operating expenses for the year ended December 31, 2004 were $770,871, down from $1,674,625 in the previous year. One factor contributing to the overall reduction in operating expenses of $903,754 was the fact that in 2003 the Company recorded a charge to expense associated with the impairment of goodwill of H&M of $845,470. A significant slowdown in the economy and the impact of "9-11" on the release of government related projects caused a substantial decrease in work available for bid in 2002 and 2003. A decrease in jobs available to bid produced increased competition for bids once jobs were released by general contractors and in certain situations, were awarded to steel fabricators willing to perform at zero profit. Since H&M had to bid jobs with enough profit to service its debt load, H&M often lost jobs to lower priced contractors. These factors contributed significantly to an overall decline in revenues at H&M.

            In addition, Chinese efforts to dramatically expand that country's steel production output wreaked havoc on the world market for steel scrap. Steel scrap is the primary component utilized in the production of structural steel shapes in the United States and an essential component in the production of structural steel plate. As China bid the cost of scrap upward during the third quarter of 2003 (sometimes as much as 200% above cost), several western industrial economies have responded by enacting restrictions on the export of steel scrap from their countries, further exacerbating the crisis for those countries, such as the United States, that have not chosen to limit scrap exports. Also, the domestic supply of metallurgical coal, a vital component utilized, along with scrap, in the manufacture of structural steel plate, was severely compromised by a 2003 fire that took the industry's largest domestic metallurgical coal mine out of production for the foreseeable future. Coke and iron ore prices were impacted by a six-fold increase in international shipping costs for ore and coke in 2003. As a consequence of the foregoing, the cost of production of structural steel shapes and plate skyrocketed in an unprecedented and unpredictable manner which contributed significantly to an overall degradation of gross profit at H&M.

            The combination of reduced revenues and profit margin discussed in detail above caused H&M to sustain substantial losses since 2002 to a point where our management felt the goodwill associated with our purchase of H&M in 1999 was permanently impaired. Therefore, we recorded a write down of goodwill to zero in 2003.

            Adjusting for the one-time charge associated with the impairment of goodwill of H&M, operating expenses incurred in 2003 were $829,155. Taking into consideration the one-time charge, operating expenses decreased $58,284 during the twelve-month period ended December 31, 2004. This decrease was the result of reduced office salaries associated with planned staff reductions coupled with a concerted effort by management to reduce operating costs to achieve profitable operations.

            INTEREST EXPENSE. Interest expense for the twelve months ended December 31, 2004 was $170,213 compared to interest expense of $207,203 for the same period a year ago. The reduction in interest expense is the result of lower interest rates on notes payable in 2004.

            LOSS FROM DISCONTINUED OPERATIONS. . Palo Verde disposed of its remaining real estate asset through the sale of a commercial building located in Wyoming. Palo Verde entered into a contract to sell the building in 2003 and closed on the sale in 2004. The selling price of the building was $200,000 ($20,000 in cash and a Promissory Note of $180,000). Palo Verde recorded a loss from discontinued operations of $80,495 in 2003 which represents the value of the write down from Palo Verde's recorded net book value of the building of $280,495 and the selling price.

            NET LOSS. The Company sustained a net loss of $788,416 or $0.33 per share for the twelve months ended December 31, 2004 compared to a net loss of $1,618,521 or $0.83 per share for the twelve months ended December 31, 2003. Taking into consideration the one-time charge for goodwill impairment of $845,470 incurred in 2003, the Company's net loss increased slightly. Although revenues were significantly higher year to year, reduced profit margins caused by increased production costs mitigated the increased revenues. Partially offsetting the reduced profit margins were decreases in operating expenses and interest expense during the twelve months ended December 31, 2004.The decrease in loss is attributable to reduced revenues and increased production costs.

Interim Period Analysis of Financial Condition and Results of Operations for the nine months ended September 30, 2005, compared to nine months ended September 30, 2004.

            REVENUE. Revenue is generated entirely from the manufacture and distribution of structural steel by H&M. Revenues for the nine months ended September 30, 2005 were $1,184,859 compared to $2,412,232 during the same three month period a year ago. In 2005 H&M's revenues were generated almost entirely from performing on one large contract while in 2004 revenues were generated from multiple smaller contracts. The decrease in revenues of $1,227,373 is attributable to lower billings allowable on this one large contract being fabricated in 2005 based on its percentage of completion and also from periods during the second and third quarters of 2005 where no work was available.

            COST OF SALES. Cost of sales consist of production costs which include salaries, raw materials, subcontract costs, overhead and other costs incurred to generate revenues. For the nine months ended September 30, 2005 these expenses were $1,273,005 compared to $2,213,281 during the same nine month period in the prior year. Cost of sales (as a percentage of revenues) increased substantially year to year (from 92% to 107%) because the cost of raw materials (steel shapes and plate) used in production increased significantly in 2005 over that of 2004 (Reference "Recent Trends" section for a more detailed analysis). Also contributing to the increase in cost of sales was a cost overrun of approximately $40,000 sustained by the Company in completing one contract during the quarter ended March 31, 2005.

            GROSS LOSS. As a result of lower revenues and increased production costs discussed above, the Company sustained a gross loss of $88,146 for the nine months ended September 30, 2005 compared to a gross profit of $198,951 for the nine months ended September 30, 2005.

            OPERATING EXPENSES. Total operating expenses were $371,654 for the nine months ended September 30, 2005 compared to $601,020 for the nine months ended September 30, 2004. The reduction in operating expenses is the result of reduced depreciation expense (from $77,798 to $60,981) associated with H&M no longer owning its fabrication facility, a reduction in amortization expense of $45,000 associated with deferred financing fees fully written off at the end of 2004, staff reductions contributing to a decrease in administrative salaries of $76,712 and management fees of $28,401, all coupled with an overall decrease in office expenses resulting from a concerted effort by management to reduce operating costs to achieve profitable operations on reduced revenues. These reductions were partially offset by incurring $64,000 of consulting expenses during the first six months of 2005 that were not incurred in 2004.

            INTEREST EXPENSE. Interest expense of $143,144 was incurred during the nine month period ended September 30, 2005 compared to interest expense of $116,258 during the same period a year ago. . The increase is attributable to interest incurred on H&M's line of credit and H&M's two equipment leases all of which were entered into in March 2004. During 2005, the line of credit and two leases carried a full nine months of interest expense compared to only one month of interest expense in 2004.

            LOSS ON DISPOSAL OF DISCONTINUED OPERATIONS. Palo Verde sold the $180,000 Promissory Note received as part of the 2003 sale of its remaining real estate asset at closing in 2004 for $152,300 to a third party and recorded a loss on disposal of discontinued operations of $27,700.

            NET LOSS. The Company sustained a net loss of $523,056 or $0.18 per share for the nine months ended September 30, 2005 compared to a net loss of $528,512 or $0.22 per share for the nine months ended September 30, 2004. The increase in loss is attributable primarily to reduced revenues and increased production costs, slightly offset by reduced operating expenses.

Liquidity and Capital Resources

Overview

            The Company incurred losses of $523,056 and $788,416 for the nine months ended September 30, 2005 and for the twelve months ended December 31, 2004, respectively and had working capital deficits of $2,622,204 and $2,278,129, respectively as of September 30, 2005 and December 31, 2004.

Operating Activities

            During the nine months ended September 30, 2005 the Company provided net cash from operations of $3,514. During the twelve months ended December 31, 2004, the Company used net cash in operating activities of $316,526.

            During the nine months ended September 30, 2005 the Company issued common stock for services in the amount of $118,000 pertaining to services of the Company's president in lieu of cash compensation for salary of $54,000, board compensation in lieu of cash of $9,000 and consulting services of $55,000. During the twelve months ended December 31, 2004, the Company issued common stock for services in the amount of $88,500 pertaining to services of the Company's president in lieu of cash compensation for salary of $72,000 and board compensation in lieu of cash of $16,500.

            For the nine months ended September 30, 2005 the Company decreased accounts receivable by $743,081 and utilized these collections to decrease accounts payable. During the period accounts payable was reduced by a total $554,939. For the twelve month period ended December 31, 2004, the Company increased accounts receivable by $595,223 and increased accounts payable by $639,269. Periods where both receivables and payables increase significantly are indicative of the Company performing on a long term contract where billings, comprised of large components of subcontract costs outpace collections on the contract thus creating larger balances of receivables and payables associated with the particular contract being completed.

            At September 30, 2005 and December 31, 2004, H&M had outstanding sales tax liabilities of $238,419 and $148,927, respectively. Of these amounts, $237,675 and $136,904 were considered delinquent.

Investing Activities

            During the nine months ended September 30, 2005the Company issued a note receivable in the amount of $75,000. At September 30, 2005 this note receivable was fully collected. During 2004 the Company collected proceeds from notes receivable of $24,644.

Financing Activities

            Advances Payable-Officer:

            At September 30, 2005 and December 31, 2004, the Company had advances from Mr. Moorer, an officer/director/shareholder, of $167,182 and $55,140, respectively. The advances are uncollateralized, bear no interest, and have no written repayment terms.

            Line of Credit:

            H&M has a $300,000 line of credit with a financial institution which bears interest at 8%. The line of credit is secured by all of the Companies trade receivables. At September 30, 2005 and December 31, 2004 H&M had $73,283 and $154,923 outstanding against the line of credit, respectively.

           On November 20, 2004 H&M was notified by its lender that the line of credit facility was out of compliance with certain covenants pertaining to net worth. On December 27, 2004 H&M received notice from its lender that the line of credit facility was in default for failure to resolve the net worth compliance issues. On February 28, 2005 H&M and its lender entered into a Forbearance Agreement whereby the Company's lender agreed to forbear in its enforcement of its rights and remedies under the credit facility in exchange for H&M agreeing to retire the balance of the line of credit by August 31, 2005. On July 29, 2005 H&M and its lender entered into an agreement whereby the line of credit was extended to June 1, 2006. The agreement calls for monthly interest payments only at the rate of 7.75% per annum until maturity, at which time the entire principal balance and all accrued and unpaid interest will be due.

            Capital Leases:

            During the nine month period ended September 30, 2005 H&M made payments on capital leases of $27,979. During the twelve months ended December 31, 2004 H&M made payments on capital leases of $36,615.

            On March 9, 2004 H&M entered into a capital lease arrangement to finance existing office equipment through a finance company. The term of the lease is sixty months with monthly payments of $1,784.

            On March 27, 2004 H&M entered into a capital lease arrangement to finance existing shop equipment through another finance company. The term of the lease is sixty months with monthly payments of $1,976.

            Funds from these two lease financing arrangements were used to retire a $150,000 Note Payable secured by manufacturing equipment.

            At September 30, 2005 H&M was delinquent two lease payments in the amount of $3,568 associated with the first capital lease described above. H&M maintains two other capital leases entered into in years prior for which it was not delinquent at September 30, 2005. H&M was not delinquent on any lease payments as of December 31, 2004.

            At September 30, 2005 and December 31, 2004 H&M had equipment leases payable of $127,920 and $155,899, respectively.

            Maturities of equipment leases payable are as follows:
2005	$20,717
2006	$25,896
2007	$32,340
2008	$40,132
2009	$ 8,835

            Notes Payable:

            At September 30, 2005 and December 31, 2004 H&M had notes payable to Deep Fork Capital, a related party, of $1,010,644, all of which are reflected in the Company's financial statements under current liabilities as notes payable.

            During 2003, H&M was placed in default by its senior lender with respect to its Revolving Line of Credit and its Term Notes "A" & "B" for failure to make timely payments in accordance with the terms and conditions of the respective lending agreements and for failure to comply with certain covenants related to working capital and debt-to-equity requirements.

            As a result, on May 31, 2003 H&M entered into a debt restructuring agreement with its senior lender. At the time of the restructure, H&M had the following amounts, including accrued interest thereon, outstanding:
Revolving Line of Credit	$ 276,696
Term Notes "A" & "B"	$1,838,948

Total	$2,115,644

            At closing, H&M conveyed its real property and buildings (which comprise its manufacturing facility) at an appraised value of $730,000 to its senior lender as partial payment of Term Notes "A" & "B".

            Since H&M conveyed its real property and buildings as part of the debt restructuring agreement H&M, also at closing, entered into a facility lease agreement with its former senior lender in order to continue to operate its structural steel fabrication business. The lease was for a period of ten months from June 1, 2003 to March 31, 2004 and called for monthly rental payments of $3,000 for the period from June 1, 2003 to October 31, 2003 and then $4,000 per month, thereafter. The lease did not contain a renewal option, but was extended on a month to month basis by mutual agreement of the parties at a rental rate of $4,000 per month for the period April 1, 2004 to December 31, 2004. H&M's former senior lender sold the land and buildings in December 2004 and consequently, H&M entered into a three year lease with the new owner (reference footnote 13).

            In addition, at closing, H&M executed a $150,000 Promissory Note in favor of its senior lender as further payment of Term Notes "A" & "B". This Promissory Note was collateralized by a security interest in H&M's manufacturing equipment. The Promissory Note, bearing interest at 8%, was due December 31, 2003.

            Finally, as part of closing, H&M's senior lender sold the Revolving Line of Credit and the remaining value of Term Notes "A" & "B" (after deducting the value of the real property and buildings conveyed and the value of the new Promissory Note) for $425,000 cash (representing a discount from the face value of the total indebtedness of $810,644) to Deep Fork Capital. As part of the sale transaction, the Revolving Line of Credit was converted into Term Note "C".

            Immediately following closing H&M made a payment of $225,000 to Deep Fork Capital which was applied as follows:
Term Notes "A" & "B"	$ 53,304
Term Note "C"	$171,696

Total	$225,000

            After the sale and subsequent cash payment against Term Notes "A" & "B" and the newly created Term Note "C", H&M was indebted to Deep Fork Capital as follows:
Term Notes "A" & "B"	$ 905,644
Term Note "C"	$ 105,000

Total	$1,010,644

            The only modification to the general terms and conditions of the respective lending agreements for Term Notes "A" & "B" and Term Note "C" is that the notes are all due on demand, but have no scheduled repayment terms.

Discontinued Operations - Investing Activities

            In December 2004, Palo Verde Group sold a commercial building located in Thermopolis, Wyoming for $200,000. The proceeds of the sale were used to retire notes payable of the company.

Plan of Operation

            In an effort to reduce our operating losses and reverse our negative working capital position we are currently initiating a plan at H&M that involves the following:
1)

Reduce manufacturing costs by outsourcing some of our fabrication work to fabricators with more modern facilities. In the alternative, we will analyze the merits of installing an automated beam line. We currently have a very labor intensive operation. A beam line would allow us to reduce staff and yet increase throughput in the shop.

2)

Negotiate escalation clauses in our contracts to mitigate material price increases resulting from factors which are beyond our control. By implementing escalation clauses we will be able to insulate ourselves from price increases from bid day to the point where we begin procuring materials for fabrication, a period of time which can often be over one year.

3)	Establish bidding procedures and controls to insure accurate bids are being submitted to contractors to maximize profit potential.

4)

Develop program management policies and procedures to track costs incurred and profitability of jobs awarded so that problems, if they arise, can be rectified in a cost-efficient manner without sacrificing contract profit.

34

5)

Actively pursue additional work outside our concentrated geographic location by developing relationships with larger general contractors that possess resources for bidding work throughout the United States.

6)

Negotiate with our senior secured lenders to modify the terms of our lending agreements for extensions of time to cure defaults, reductions in interest rates and to entertain certain levels of debt forgiveness in exchange for equity.

7)	Seek a strategic relationship with a general contractor that would benefit from having a captive source of fabrication capability for its construction projects.

8)	Raise additional equity capital.

            It should be noted that the aforementioned is not all inclusive and while there is no certainty any of these efforts will by themselves individually bring H&M to profitability in the short term, the satisfactory completion of the majority of these activities should over time provide H&M with a strong base for profitable growth in the future and positive cash flow.

Recent Developments

            On January 1, 2005 H&M Steel entered into a three-year lease agreement for its fabrication facility located in Luther, Oklahoma for $2,000 per month during the six-month period from January 1, 2005-June 30, 2006, $2,500 per month during the six-month period from July 1, 2005-December 31, 2005 and $3,000 per month, thereafter. The lease has an option to extend for an additional twelve month period at $3,500 per month.

            On April 1, 2005 we sold 750,000 shares of common stock of Vairex Corporation ("Vairex") to Sami A. Miro, a shareholder, in exchange for a Promissory Note for $75,000. The Promissory Note calls for six monthly payments of $12,500 each and bears interest at prime. We had acquired the Vairex stock from Guardian in the drop-down of assets and liabilities in 2003. Guardian had acquired the stock as part of a break-up fee associated with the failed merger between the Company and Vairex in 2002. The Company has recorded the Vairex stock at par value ($0.001 per share or $750) and has provided a valuation allowance for the total carrying value since Vairex is a privately held company whose stock appeared to have little or no realizable value. As of September 30, 2005 we have received all six payments totaling $75,000.

            On April 1, 2005, the Company accepted a Subscription Agreement from Mr. Miro to purchase 750,000 shares of common stock in the Company for $75,000. The Subscription Agreement expires December 31, 2005 with shares in the Company to be issued to the investor on a pro-rata basis based on funds received. As of September 30, 2005 we have not received any proceeds (nor issued any shares) pursuant to the Subscription Agreement.

Trends

            Actions of foreign governments, forces of nature and adverse global economic conditions have combined to create an increase in the cost of essential raw component materials used in the production of structural steel shapes and plate.

            Chinese efforts to dramatically expand that country's steel production output have wreaked havoc on the world market for steel scrap. Steel scrap is the primary component utilized in the production of structural steel shapes in the United States and an essential component in the production of structural steel plate. As China has bid the cost of scrap upward (200% of its cost in the third quarter of 2003), several western industrial economies have responded by enacting restrictions on the export of steel scrap from their countries, further exacerbating the crisis for those countries, such as the United States, that have not chosen to limit scrap exports.

            Additionally, the domestic supply of metallurgical coal, a vital component utilized, along with scrap, in the manufacture of structural steel plate, has been severely compromised by a fire that has taken the industry's largest domestic metallurgical coal mine out of production for the foreseeable future. Coke and iron ore prices have also been impacted by a six-fold increase in international shipping costs for ore and coke in 2003. Rising energy costs have also exerted upward pressure on the cost of production of both structural steel shapes and structural steel plate.

            As a consequence of the foregoing, the cost of production of structural steel shapes and plate have skyrocketed in an unprecedented and unpredictable manner. This volatility has created a drastic disruption of the basic economic assumptions upon which structural steel is supplied to the construction industry in the United States. No short term end is seen to the economic forces that have created the current volatility in the cost of the production of steel.

            The basic economic model under which structural steel is supplied to the marketplace assumes relative stability, not volatility, in the cost and sources of supply of steel's basic components. This economic model has served the construction industry well for decades. To assure the most competitive costs to the ultimate project consumers of steel, mill prices to the fabrication industry fluctuate with the periodic costs of the production of the steel, heretofore within a generally predictable range.

            This relative stability in the market has allowed the fabrication industry to predict, within a relatively narrow range, the cost of the structural shapes and plate utilized in building and bridge construction. Because of this relative predictability the industry could provide construction owners with desired "lump sum" pricing up the chain of command, even though the fabrication industry itself typically did not have the benefit of formal "lump sum" or "guaranteed" pricing from its suppliers. In the stable economic model existing in the structural steel industry for the past two decades fabricators took the risk of normal fluctuations in the cost of structural steel shapes and plate from the mills. The underlying assumptions that allowed fabricators to take this risk were well-recognized by the domestic construction industry.

            This condition no longer exists. The underlying assumptions are no longer valid. The dramatic disruption in global economic forces that govern the cost of production of structural steel have created a situation in which domestic structural steel fabricators could be called upon to absorb excessive unanticipated costs on existing and prospective supply contracts. These costs are beyond the control of the industry, and were previously beyond the contemplation of any party involved in supplying or purchasing structural steel for bridge and building construction projects. It is now commercially impractical for the fabricated structural steel industry to proceed under the traditional lump sum supply model.

            Under the current circumstances, it is unrealistic to expect fabricated structural steel to be provided to the construction industry under delivery systems developed prior to the onset of the current market volatility. From either a practical perspective or a legal perspective, there appear to be only two viable options available:

            1.            Negotiation of fair and reasonable contract escalation clauses; or
            2.            Risk default on steel supply contracts.

Given the realities of the capital markets in which it operates, there is substantial doubt the fabricated structural steel industry is capable of absorbing the cost overruns created by the volatility in the world market. The industry could be in danger of short term collapse if forced to do so.

            The cost to the overall construction industry of recognizing and responding fairly to steel cost escalation is substantially less than the cost of dealing with situations of forced default and re-procurement.

Business

Business Development - Black Mountain Holdings, Inc.

            Black Mountain Holdings, Inc. was organized under the laws of the State of Delaware on May 14, 2003. We were organized for the purpose of spinning off to Guardian's shareholders, pro rata, all of Guardian's interests in its then existing subsidiaries:
Guardian Steel, Inc.
Guardian Security and Safety Products, Inc.
Palo Verde Group, Inc.

Effective June 23, 2003, Guardian transferred to us those interests (including the associated liabilities) in exchange for 2,150,000 shares of our common stock.

             Guardian Security and Safety Products, Inc. and Palo Verde Group, Inc. have since ceased operations.

Current Business of Black Mountain Holdings, Inc.

              Black Mountain serves as a holding company for one wholly-owned corporate subsidiary: Guardian Steel, Inc. Guardian Steel manages Black Mountain's steel division.

Guardian Steel, Inc.

            Through Structural Holdings, Inc., our 50%-owned subsidiary, we fabricate and erect structural steel for governmental, military, commercial and industrial construction projects such as dormitories, aircraft hangers, special operations centers, high and low rise buildings and office complexes, hotels and casinos, convention centers, sports arenas, shopping malls, and hospitals, and a variety of customized projects. We seek to differentiate our operations by offering an integrated package of steel construction services featuring engineering, detailing, shop fabrication and field erection. Detailing and field erection are typically performed by subcontractors under our supervision and control. By offering an integrated package of steel construction services from a single source, we believe that we are able to respond more efficiently to the design and construction challenges associated with large, complex "fast track" construction projects.

            We provide our integrated steel services primarily to general contractors and engineering firms, including, among others, the US Army Corps of Engineers, Flintco, McMasters, and Manhatten, that focus on a wide variety of projects, including hotels, office complexes, hospitals, shopping malls and centers, sports stadiums, restaurants, convention facilities, entertainment complexes, aircraft facilities, schools, churches and warehouses. Representative projects include: the Marriott Renaissance Hotel, Special Operations Aircraft Facility, Fine Airport Parking Facility, and Dobson Communications Corporate Office buildings. We maintain relationships with a number of local or regional general contracting and engineering firms, but are not dependent on any of these firms in particular.

Overview of Industry

            Companies engaged in the steel fabrication and erection industry prepare detailed shop drawings, fabricate, and erect structural steel and steel plate weldments, and perform related engineering services for the construction of various facilities. The primary customers for these services are private developers, general contractors, engineering firms, and governmental agencies involved in a variety of large scale construction projects. Historically, these customers have relied on multiple subcontractors to perform various services to complete a single project, primarily because few companies in this industry offer fully integrated engineering, detailing, fabrication and erection services.

            We believe that the steel fabrication and erection industry is highly fragmented and that many of our competitors are businesses operating in local or regional markets. Given the trend toward the use of fully integrated contractors and the large number of smaller companies engaged in this industry, we believe the industry may experience consolidation.

Property

            Our operations are conducted at two locations, including (i) its leased executive offices located at Black Mountain Holdings, Inc., 7301 East Sundance Trail, Suite C-101a, Carefree, Arizona 85377; and (ii) a leased structural steel fabrication facility which consists of five metal buildings containing approximately 40,000 square feet, located on 73.8 acres in Luther, Oklahoma, wholly-owned by Structural Steel.

            Structural Holdings, through its wholly-owned subsidiary, H&M Steel, leases a structural steel fabrication facility which consists of five metal buildings containing approximately 40,000 square feet, located on 73.8 acres in Luther, Oklahoma.

Employees

            As of September 30, 2005, we had one full time corporate employee. Guardian Steel, Inc., operating as Structural Holdings, Inc. dba H & M Steel, had 15 employees, three in management and administration and 12 in production. We consider our relationship with our employees to be good.

Legal Proceedings

            Construction in general and the fabrication and erection of structural steel and heavy steel plate in particular involve a high degree of operational risk. Adverse weather conditions, operator and other error, and other unforeseen factors can cause personal injury or loss of life, severe damage to or destruction of property and equipment, and suspension of operations. Litigation arising from such occurrences may result in the Company being named as a party to lawsuits asserting substantial claims or to administrative or criminal actions that may involve substantial monetary penalties or the restriction of the Company's operations in one or more jurisdictions. The Company may become a defendant in lawsuits from time to time, including lawsuits arising in the normal course of its business.

            We maintain workers compensation insurance that provides full coverage of statutory workers compensation benefits. We also maintain employer liability insurance in our principal geographic markets and umbrella coverage. We also maintain insurance against property damage caused by fire, flood, explosion, and similar catastrophic events that may result in physical damage or destruction of our facilities and property. All policies are subject to various deductibles and coverage limitations. Although management believes that our insurance is adequate for its present needs, there can be no assurance that we will be able to maintain adequate insurance at premium rates that management considers commercially reasonable, nor can there be any assurance that such coverage will be adequate to cover all claims that may arise.

            We are not presently involved in any material legal proceedings.

Management

Directors, executive officers and key employees

Name:	Age:	Position:

J. Andrew Moorer	43	President, CEO, CFO and Director of the Company and Subsidiaries
David W. Stevens	70	Director of the Company
Thomas Duncan	55	Director of H&M Steel, Inc.

            J. Andrew Moorer has served as our President, Chief Executive Officer, Chief Financial Officer and Director since the Company's inception in June 2003. Mr. Moorer is also the sole director and officer of our wholly-owned subsidiaries. He is also President , Secretary/Treasurer and a Director of Structural Holdings, Inc. and H&M Steel, Inc. Mr. Moorer was elected Chief Executive Officer of Guardian in l998 and Director in 1999. He was Chief Financial Officer of Redwood MicroCap Fund from 1994 until 1998. Mr. Moorer began his career as a Certified Public Accountant in the Audit and Emerging Business Services Group of the international accounting firm of PriceWaterhouseCoopers. Since leaving public accounting in l987, Mr. Moorer has held various positions in finance with increasing levels of responsibility, including the position of Chief Financial Officer for several firms. Mr. Moorer received his formal education at Loyola College of Maryland.

            David W. Stevens is presently a builder of custom homes on the Eastern Shore of Maryland. Prior to that, he was Chief Operating Officer of Hargrove, Inc., a company specializing in exhibits and special events. He has served as the Chief Executive Officer of several public and private companies, focusing his activities on the restructuring of those companies in the defense, electronics and manufacturing industries. Mr. Stevens has also been a consultant to the International Finance Corporation of the World Bank Group.

            Thomas Duncan served as our General Manager from January 2002 to September, 2004 and served as a Director of H&M Steel from December, 2001 to September 2004. Prior to joining H & M Steel, from 1999 until 2001, Mr. Duncan was Project Manager for Steel Fabricators, Inc.

            All Company directors hold office until the next annual meeting of the Company's shareholders and until their respective successors have been elected and qualify.

Involvement in certain legal proceedings

            During the last five (5) years no director or officer of the Company has:
a.

had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

b.	been convicted in a criminal proceeding or subject to a pending criminal proceeding;

c.

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

40

d.

been found by a court of competent jurisdiction in a civil action, the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Committees of the Board of Directors

Audit Committee

            The audit committee is currently composed of the following directors:

David W. Stevens

            The Board of Directors has determined that the members of the audit committee are "independent" within the meaning of the National Association of Securities Dealers, Inc.'s listing standards. For this purpose, an audit committee member is deemed to be independent if he does not possess any vested interests related to those of management and does not have any financial, family or other material personal ties to management.

            The audit committee did not meet during fiscal 2004. The committee is responsible for accounting and internal control matters. The audit committee has adopted a charter which has been previously filed with the Commission. The audit committee:
-	reviews with management, the internal auditors and the independent auditors policies and procedures with respect to internal controls;

-	reviews significant accounting matters;

-	approves the audited financial statements prior to public distribution;

-	approves any significant changes in accounting principles or financial reporting practices;

-	reviews independent auditor services; and

-	recommends to the board of directors the firm of independent auditors to audit our consolidated financial statements.

            In addition to its regular activities, the committee is available to meet on all of the independent accountants, controller or internal auditor whenever a special situation arises.

Compensation Advisory Committee

            The compensation advisory committee is currently composed of the following directors:

J. Andrew Moorer

            The compensation advisory committee (including for purposes of administering our stock compensation program) did not meet during fiscal 2004. The compensation advisory committee:
-

recommends to the board of directors the compensation and cash bonus opportunities based on the achievement of objectives set by the compensation advisory committee with respect to our Chairman of the Board, President and Chief Executive Officer, and the other executive officers;

41

-	administers our compensation plans for the same executives;

-	determines equity compensation for all employees;

-	reviews and approves the cash compensation and bonus objectives for the executive officers; and

-	reviews various matters relating to employee compensation and benefits.

Director compensation

            We do not currently provide our outside director with cash compensation for his services as a member of the board of directors. However, our outside director received restricted stock awards for his services consisting of 20,000 shares in 2004 and 10,000 shares in 2003.

Executive compensation

            The following table sets forth the executive compensation paid to our President, Chief Executive Officer, Chief Financial Officer and Director.
Table 1
Summary Compensation Table
	Annual Compensation(1)				Long Term Compensation
Name and Principal Position				Other Compensation ($)	Awards	Payouts
	Year Ended	Salary ($)	Bonus ($)		Stock Award(s) ($)	Options SARs

J. Andrew Moorer, President, CEO, CFO and Director	2004	$17,250	-0-	-0-	72,000	-0-
	2003	$92,100	$11,305	-0-	28,500	-0-

(1)	The above table reflects salary expenses as recorded on the Company's financial statements in accordance with generally accepted accounting principles.

            There were no option grants or exercises during fiscal year 2004.

Employment agreements

            We have no written employment agreements with our sole executive officer, Mr. Moorer, nor do we maintain any key man life insurance.

Equity Incentive Plan

            We have not adopted any stock option, equity or other incentive equity plan and have no immediate plans to do so.

Indemnification and Limitation on Liability of Directors

            Our Articles of Incorporation provide that we shall indemnify, to the fullest extent permitted by Delaware law, any director, officer, employee or agent of the corporation against any and all expenses or liability reasonably incurred by him in connection with any action, suit or proceeding to which he may be a party by reason of his being or having been a director, officer, employee or agent of the Corporation. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

             Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, unless such breach involved intentional misconduct, fraud or a knowing violation of law.

Certain Relationships and Related Transactions

            During the 1st quarter of 2003 Mr. Moorer received stock compensation for services rendered as the Company's president of $11,250. A total of 31,250 shares were issued for this purpose.

            During the 2nd quarter of 2003 Mr. Moorer received stock compensation for services rendered as the Company's president of $22,555. A total of 56,700 shares were issued of for this purpose.

            Following H&M's debt restructuring with its senior lender, the senior lender sold H&M's Revolving Line of Credit and the net realizable value of H&M's Term Notes "A" & "B" (after deducting the value of the real property and buildings conveyed and the value of the new Promissory Note) for $425,000 cash (representing a discount from the face value of the total indebtedness of $810,644) to Deep Fork Capital, LLC, an entity owned 50% by Mr. Moorer. As part of the sale transaction, the Revolving Line of Credit was converted into Term Note "C".

            Immediately following closing H&M made a payment of $225,000 to Deep Fork Capital which was applied as follows:
Term Notes "A" & "B"	$ 53,304
Term Note "C"	$ 171,696

Total	$ 225,000

            After the sale and subsequent cash payment against Term Notes "A" & "B" and the newly created Term Note "C", H&M was indebted to Deep Fork Capital as follows:

Term Notes "A" & "B"	$ 905,644
Term Note "C"	105,000

Total	$1,010,644

            The only modification to the general terms and conditions of the respective lending agreements for Term Notes "A" & "B" and Term Note "C" is that the notes are all due on demand, but have no scheduled repayment terms.

            On October 28, 2004 our board of directors approved a compensation arrangement for Mr. Moorer (our president) and the board of directors for services rendered to the Company during the period from June 30, 2003 to the present. The following transactions took place pursuant to this arrangement:

2003:

            Mr. Moorer received cash compensation of $1,250 per month and stock compensation of $4,750 per month for the six-month period from June 1, 2003 to December 31, 2003. A total of 95,000 shares were issued in 2003 for this purpose.

            Our then three directors (Messrs. Moorer, Stevens and Houtz) each received stock compensation of $500 per month each for the six-month period from June 1, 2003 to December 31, 2003. A total of 30,000 shares were issued to the three board members in 2003 for this purpose.

2004:

            In 2004, Mr. Moorer received zero cash compensation and stock compensation of $6,000 per month for the nine-month period from January 1, 2004-September 30, 2004 and then accrued cash compensation of $2,000 per month and received stock compensation of $6,000 per month for the three-month period from October 1, 2004 to December 31, 2004. A total of 240,000 shares were issued for this purpose in 2004.

            Our then three directors, Messrs. Moorer, Stevens and Houtz, each received stock compensation of $500 per month each for the twelve-month period from January 1, 2004 to December 31, 2003 (Messrs. Moorer and Stevens each received compensation for twelve months and Mr. Houtz who resigned in September received compensation for nine months). A total of 55,000 shares were issued to three board members in 2003 for this purpose.

2005:

            Through September 30, 2005, Mr. Moorer accrued cash compensation of $3,000 per month and stock compensation of $6,000 per month for the six-month period from January 1, 2005 to September 30, 2005. A total of 420,000 shares were issued for this purpose in 2005.

            Messrs. Moorer and Stevens each received stock compensation of $500 per month each for the six-month period from January 1, 2005 to September 30, 2005. A total of 35,000 shares each were issued for this purpose in 2005.

            At December 31, 2004, Mr. Moorer had outstanding advances to the Company of $55,140.

            At September 30, 2005, Mr. Moorer had outstanding advances to the Company of $167,182.

            Effective January 1, 2005 and ending May 31, 2005, we engaged the services of Mr. Sami Miro as a consultant to assist us in construction engineering related to the steel fabrication industry. In consideration of his services, we have compensated Mr. Miro with 50,000 shares of common stock for each month of service, or an aggregate of 250,000 shares.

            On April 1, 2005 we sold 750,000 shares of common stock of Vairex Corporation ("Vairex") which it held as a portfolio investment to Mr. Sami Miro, a consultant and shareholder, in exchange for a Promissory Note for $75,000. The Promissory Note calls for six monthly payments of $12,500 each and bears interest at prime. We acquired the Vairex stock as part of a break-up fee associated with the failed merger between us and Vairex in 2002. We have recorded the Vairex stock at par value ($0.001 per share or $750) and have provided a valuation allowance for the total carrying value since Vairex is a privately held company whose stock appeared to have little or no realizable value.

            On April 1, 2005, we accepted a Subscription Agreement from Mr. Miro to purchase 750,000 shares of our common stock for $75,000. The Subscription Agreement expires December 31, 2005 with our shares to be issued to the investor.

Principal Stockholders

            To our knowledge, the following table sets forth, as of December 31, 2005, information regarding the ownership of our common stock by:

*	persons who own more than 5% of our common stock;

*	each of our directors and each of our executive officers; and

*	all directors and executive officers as a group.

            The table sets forth our actual stock ownership as of December 31, 2005, and our stock ownership assuming the completion of the spin-off of our shares to the Guardian shareholders. Each person has sole voting and investment power with respect to the shares shown, except as noted.

	Amount and Nature of Beneficial Ownership
Name and Address	Before Spin-off		After Spin-off
of Beneficial Owner(1)	Number	Percent(3)	Number	Percent(3)

J. Andrew Moorer(2)	820,000	27.1%	1,111,146	33.6%

Kevin L. Houtz 3000 Chestnut Ave., Ste. 343D Baltimore, MD 21211	25,000	1%	162,500	5%

David W. Stevens 312 Greenwood Point Rd. Grasonville, MD 21638	65,000	2%	72,400	2.2%

Sami A. Miro 4582 S. Ulster St., Suite 1501 Denver, CO 80237	1,000,000(4)	26%	1,010,000(4)	30.5%

_______________________

(1)    Unless otherwise noted, the applicable address is as follows: P.O. Box 3618, Carefree, Arizona 85377.

(2)    Includes 16,000 shares held in a company controlled by Mr. Moorer.

(3)    Percentages calculated based upon 3,310,000 shares issued and outstanding.

(4)    Includes 750,000 shares of common stock reserved for issuance pursuant to rights granted under a Subscription Agreement pursuant to which Mr. Miro has agreed to purchase 750,000 shares of common stock at a price of $0.10 per share on or before December 31, 2005. As of the date of this Prospectus, Mr. Miro has not purchased any shares covered by the Subscription Agreement.

            Under SEC Rules, we include in the number of shares owned by each person the number of shares issuable under outstanding options if those options are exercisable within 60 days of the date of this prospectus. We calculate the ownership of each person who owns exercisable options by adding (i) the number of exercisable options for that person only to (ii) the number of total shares outstanding and dividing that result into (iii) the total number of shares and exercisable options owned by that person.

Federal Income Tax Considerations

General

            The following discusses U.S. federal income tax consequences of the spin-off transactions to Guardian stockholders who hold Guardian common stock as a capital asset. The discussion which follows is based on the Internal Revenue Code, Treasury Regulations issued under the Internal Revenue Code, and judicial and administrative interpretations of the Code, all as in effect as of the date of this Prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not intended as a complete description of all tax consequences of the spin-off, and in particular may not address U.S. federal income tax considerations applicable to Guardian stockholders who are subject to special treatment under U.S. federal income tax law. Stockholders subject to special treatment include, for example:
*

foreign persons (for income tax purposes, a non-U.S. person is a person who is not a citizen or a resident of the United States, or an alien individual who is a lawful permanent resident of the United States, or meets the substantial presence residency test under the federal income tax laws, or a corporation, partnership or other entity that is not organized in or under the laws of the United States or any state thereof or the District of Columbia),

*	financial institutions,

*	dealers in securities,

*	traders in securities who elect to apply a market-to-market method of accounting,

*	insurance companies,

*	tax-exempt entities,

*	holders who acquire their shares pursuant to the exercise of employee stock options or other compensatory rights, and

*	holders who hold Guardian common stock as part of a hedge, straddle, conversion or constructive sale.

            Further, no information is provided in this Prospectus with respect to the tax consequences of the spin-off under applicable foreign or state or local laws.

            Guardian stockholders are urged to consult with their tax advisors regarding the tax consequences of the spin-off to them, as applicable, including the effects of U.S. federal, state, local, foreign and other tax laws.

            We have not requested and do not intend to request a ruling from the Internal Revenue Service or an opinion of tax counsel that the distribution will qualify as a tax-free spin-off under U.S. tax laws. This is because under Section 355 of the Internal Revenue Code, one of the requirements under the U.S. tax laws for the transaction to constitute a tax-free spin-off is that Guardian would need to own at least eighty percent (80%) of the voting power of our outstanding capital stock and at least eighty percent (80%) of the number of shares of each class of our outstanding voting capital stock. As this is not the case, we believe that the distribution will not qualify as a tax-free distribution.

            Based upon the assumption that the spin-off fails to qualify as a tax-free distribution under Section 355 of the Code, then each Guardian stockholder receiving our shares of common stock in the spin-off generally would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of our common stock when received. This would result in:
*	a dividend to the extent paid out of Guardian's current and accumulated earnings and profits at the end of the year in which the spin-off occurs; then

*

a reduction in your basis in Guardian's common stock to the extent that the fair market value of our common stock received in the spin-off exceeds your share of the dividend portion of the distribution referenced above; and then

*	gain from the sale or exchange of Guardian common stock to the extent the amount received exceeds the sum of the portion taxed as a dividend and the portion treated as a reduction in basis.

*

each shareholder's basis in our common stock will be equal to the fair market value of such stock at the time of the spin-off. If a public trading market for our common stock develops, we believe that the fair market value of the shares will be equal to the public trading price of the shares on the distribution date. However, if a public trading market for our shares does not exist on the distribution date, other criteria will be used to determine fair market value, including such factors as recent transactions in our shares, our net book value and other recognized criteria of value.

            Following completion of the distribution, information with respect to the allocation of tax basis among Guardian and our common stock will be made available to the holders of Guardian common stock.

            The distribution of our common shares in the spin-off will be treated by Guardian in the same manner as any other distribution of cash or property that Guardian may make. Guardian will recognize gain from the distribution of our common shares equal to the excess, if any, of the fair market value of our common shares that Guardian distributes, over Guardian tax basis in those shares.

Back-up Withholding Requirements

            U.S. information reporting requirements and back-up withholding may apply with respect to dividends paid on and the proceeds from the taxable sale, exchange or other disposition of our common stock unless the stockholder:
*	is a corporation or comes within certain other exempt categories and, when required, demonstrates these facts; or

*

provides a correct taxpayer identification number, certifies that there has been no loss of exemption from back-up withholding and otherwise complies with applicable requirements of the back-up withholding rules.

            A stockholder who does not supply Guardian with his, her or its correct taxpayer identification number may be subject to penalties imposed by the I.R.S. Any amount withheld under these rules will be creditable against the stockholder's federal income tax liability. Stockholders should consult their tax advisors as to their qualification for exemption from back-up withholding and the procedure for obtaining such exemption. If information reporting requirements apply to the stockholder, the amount of dividends paid with respect to the stockholder's shares will be reported annually to the I.R.S. and to the stockholder.

 Federal Securities Laws Consequences

            Black Mountain common stock distributed to Guardian stockholders in the spin-off will be freely transferable under the Securities Act, except for securities received by persons who may be deemed to be affiliates of Black Mountain under Securities Act rules. Persons who may be deemed to be affiliates of Black Mountain after the spin-off generally include individuals or entities that control, are controlled by or are under common control with Black Mountain, such as our directors and executive officers. Persons who are affiliates of Black Mountain generally will be permitted to sell their shares of Black Mountain common stock received in the spin-off only pursuant to Rule 144 under the Securities Act. However, because the shares received in the spin-off are not restricted securities, the holding period requirement of Rule 144 will not apply. As a result, Black Mountain common stock received by Black Mountain affiliates pursuant to the spin-off may be sold if certain provisions of Rule 144 under the Securities Act are complied with (e.g., the amount sold within a three-month period does not exceed the greater of one percent of the outstanding Black Mountain common stock or the average weekly trading volume for Black Mountain common stock during the preceding four-week period, and the securities are sold in "broker's transactions" and in compliance with certain notice provisions under Rule 144).

Description of Securities

            We are authorized to issue up to 50,000,000 shares of $0.0001 par value common stock and 10,000,000 shares of $0.0001 par value preferred stock. As of June 30, 2005, 3,100,000 shares of common stock and no shares of preferred stock were issued and outstanding. Before the spin-off, we had a total of five stockholders of record. Following the spin-off, we believe that there will be approximately 266 stockholders of record, based upon the number of record holders of Guardian common shares as of the record date. All of our common shares distributed in the spin-off will be duly authorized, fully paid and nonassessable.

Common Stock

            Our authorized common stock consists of 50,000,000 shares of common stock

            Each holder of common stock is entitled to one vote for each share held of record. There is no right to cumulative voting of shares for the election of directors. The shares of common stock are not entitled to pre-emptive rights and are not subject to redemption or assessment. Each share of common stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive, pro-rata, our assets which are legally available for distribution to stockholders. The issued and outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

            We are authorized to issue up to 10,000,000 shares of $0.0001 par value preferred stock. Our preferred stock can be issued in one or more series as may be determined from time-to-time by our Board of Directors. In establishing a series our Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. Our Board of Directors has the authority, without stockholder approval, to fix the rights, preferences, privileges and restrictions of any series of preferred stock including, without limitation:

*	The rate of distribution,
*	The price at and the terms and conditions on which shares shall be redeemed,
*	The amount payable upon shares for distributions of any kind,
*	sinking fund provisions for the redemption of shares,
*	the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and
*	voting rights except as limited by law.

            Although we currently do not have any plans to issue shares of preferred stock or to designate any series of preferred stock, there can be no assurance that we will not do so in the future. As a result, we could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption to common stock. Our common stockholders have no redemption rights. In addition, our Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

Transfer Agent, Warrant Agent and Registrar

            The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., Denver, Colorado.

Reports to Stockholders

            We intend to furnish annual reports to stockholders which will include audited financial statements reported on by our independent certified public accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders as we deem appropriate.

Legal Matters

            The validity of the issuance of the shares we are offering will be passed upon for us by Clifford L. Neuman, P.C, Boulder, Colorado.

Experts

            The consolidated financial statements of Black Mountain as of and for the years ended December 31, 2004 and 2003 included herein and elsewhere in the Registration Statement have been audited by Schumacher & Associates, Inc., independent certified public accountants, to the extent set forth in their report appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

Where You Can Find More Information

            You may read and copy any document we file at the Commission's Public Reference Rooms in Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

            We have filed with the Commission a Registration Statement on Form SB-2 to register the shares of our common stock to be distributed in the Spin-Off. This prospectus is part of that Registration Statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the Registration Statement. For further information about us or our common stock, you may refer to the Registration Statement and to the exhibits filed as part of the Registration Statement.

            We are not currently subject to the informational filing requirements of the Exchange Act. However, as a result of this offering, we will become subject to these requirements and will file periodic reports, including annual reports containing audited financial statements, reports containing unaudited interim financial statements, quarterly and special reports, proxy statements and other information with the Commission. We will provide without charge to each person who receives this prospectus copies of our reports and other information which we file with the Commission. Your request for this information should be directed to our President, Chief Executive Officer, Chief Financial Officer and Director J. Andrew Moorer, at our corporate office in Carefree, Arizona. You can also review this information at the public reference rooms of the Commission and on the Commission's website as described above.

BLACK MOUNTAIN HOLDINGS, INC.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS
PAGE

Report of Independent Registered Public Accounting Firm	F-3

Consolidated Balance Sheets - September 30, 2005 (unaudited) and December 31, 2004	F-4

Consolidated Statements of Operations - For the Nine-Month Periods Ended September 30, 2005 and 2004 (unaudited)	F-5

Consolidated Statements of Operations - For the Years Ended December 31, 2004 and 2003	F-6

Consolidated Statements of Changes in Shareholders' (Deficit) - For the Nine-Month Period Ended September 30, 2005 (unaudited) and the Years Ended December 31, 2004 and 2003	F-7

Consolidated Statements of Cash Flows - For the Nine-Month Periods Ended September 30, 2005 and 2004 (unaudited)	F-8

Consolidated Statements of Cash Flows - For the Years Ended December 31, 2004 and 2003	F-9

Notes to Consolidated Financial Statements	F-10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Black Mountain Holdings, Inc.

We have audited the accompanying consolidated balance sheet of Black Mountain Holdings, Inc., as of December 31, 2004, and the related consolidated statements of operations, shareholders' (deficit), and cash flows for the two years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Black Mountain Holdings, Inc. as of December 31, 2004, and the results of its operations and cash flows for the two years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1, the Company has sustained losses from operations, is delinquent on certain payables and has net working capital and shareholders' (deficits) which raise substantial doubt about its ability to continue as a going concern. Management's plan in regard to this matter is also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SCHUMACHER & ASSOCIATES, INC.
Denver, Colorado
April 15, 2005

BLACK MOUNTAIN HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2005 (unaudited)	December 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$ -	$ 25,607
Accounts receivable, net of allowance for doubtful accounts of $10,000	67,935	811,016
Inventory	90,311	104,765
Costs and estimated earnings in excess of billings	112,253	51,126
Prepaid expenses and other	40,146	65,944
Total current assets	310,645	1,058,458
Other Assets:
Property and equipment, net of accumulated depreciation	101,616	162,597
Other	27,300	27,300
Total other assets	128,916	189,897
Total Assets	$ 439,561	$ 1,248,355

LIABILITIES AND SHAREHOLDERS' (DEFICIT)
Current Liabilities:
Checks written in excess of bank balance	$ 956	$ -
Accounts payable	330,386	885,325
Accrued expenses	591,559	500,729
Sales tax payable	238,419	148,927
Advances payable - officer	167,182	55,140
Line of credit	73,283	154,923
Equipment leases payable	127,920	155,899
Notes payable
Related party	1,010,644	1,010,644
Other	392,500	425,000
Total current liabilities	2,932,849	3,336,587
Total liabilities	2,932,849	3,336,587
Commitments and Contingencies (Notes 1,4,5,6,7,8,9,10,11,12,13)
Shareholders' (DEFICIT):
Preferred stock, $.0001 par value, 10,000,000 shares authorized; none issued and outstanding
Common stock, $.0001 par value; 50,000,000 shares authorized, 3,310,000 and 2,570,000 shares issued and outstanding, respectively	331	257
Additional paid-in capital	8,120,575	8,002,649
Accumulated (deficit)	(10,614,194)	(10,091,138)
Total shareholders' (deficit)	(2,493,288)	(2,088,232)
Total Liabilities and Shareholders' (Deficit)	$ 439,561	$ 1,248,355

See accompanying notes to these consolidated financial statements.

BLACK MOUNTAIN HOLDINGS, INC.
 CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

	2005 (unaudited)	2004 (unaudited)

Revenues	$ 1,184,859	$ 2,412,232

Cost of Sales	1,273,005	2,213,281

Gross Profit (Loss)	(88,146)	198,951

Operating Expenses:
Consulting	64,000	-
Depreciation and amortization	60,981	122,798
Rent - facility	24,664	36,000
Salaries - office	140,335	227,047
Selling, general and administrative	81,674	215,175
Total operating expenses	371,654	601,020

Operating Loss	(459,800)	(402,069)

Other Income (Expense):
Interest expense	(143,144)	(116,258)
Gain (loss) on sale of assets	75,000	-
Miscellaneous income	4,888	17,515
Total other expense	(63,256)	(98,743)

Loss From Continuing Operations	$ (523,056)	$ (500,812)

Discontinued Operations:
Loss on disposal	-	27,700

net loss	$ (523,056)	$ (528,512)

Loss From Continuing Operations Per Common Share Basic and Dilutive	$ (0.18)	$ (0.21)

Loss From Discontinued Operations Per Common Share Basic and Dilutive	$ -	$ (0.01)

Net Loss per Common Share, Basic and Dilutive	$ (0.18)	$ (0.22)

Average Common Shares Outstanding, Basic and Dilutive	2,909,451	2,375,458

See accompanying notes to these consolidated financial statements.

BLACK MOUNTAIN HOLDINGS, INC.
 CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003

Revenues	$ 3,305,053	$ 2,316,561

Cost of Sales	3,155,204	2,006,744

Gross Profit	149,849	309,817

Operating Expenses:
Depreciation and amortization	198,758	164,501
Rent - facility	48,000	23,000
Salaries - office	270,265	292,701
Selling, general and administrative	253,848	348,953
Impairment of goodwill of investment in Structural Holdings	-	845,470
Total operating expenses	770,871	1,674,625

Operating Loss	(621,022)	(1,364,808)

Other Income (Expense):
Interest expense	(170,213)	(207,203)
Miscellaneous income	30,519	33,985
Total other expense	(139,694)	(173,218)

Loss from Continuing operations	(760,716)	(1,538,026)

Discontinued Operations:
Loss from discontinued operations	-	(80,495)
Loss on disposal	(27,700)	-

Net Loss	$ (788,416)	$(1,618,521)

Loss from Continuing operations Per Common Share, Basic and Dilutive	(0.32)	(0.79)

Loss from Discontinued Operations Per Common Share, Basic and Dilutive	(0.01)	(0.04)

Net Loss Per Common Share, Basic and Dilutive	(0.33)	(0.83)

Average Common Shares Outstanding, Basic and Dilutive	2,412,795	1,949,785

See accompanying notes to these consolidated financial statements.

BLACK MOUNTAIN HOLDINGS, INC.
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' (DEFICIT)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2004 AND 2003
			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	(Deficit)	Total
Balances, January 1, 2003	1,674,333	$ 167	$7,702,784	$ (7,684,201)	$ 18,750

Issuance of common stock:
Reorganization	(2,150,000)	-	-	-	-
Issuance of common stock for Guardian assets and liabilities	2,150,000	-	-	-	-
Cash	200,000	20	99,980	-	100,000
Warrant settlement	150,000	15	135	-	150
Services	250,667	25	111,280	-	111,305

Net loss	-	-	-	(1,618,521)	(1,618,521)

Balances, December 31, 2003	2,275,000	227	7,914,179	(9,302,722)	(1,388,316)

Issuance of common stock:

Services	295,000	30	88,470	-	88,500

Net Loss	-	-	-	(788,416)	(788,416)

Balances, December 31, 2004	2,570,000	257	8,002,649	(10,091,138)	(2,088,232)

Issuance of common stock

Services	740,000	74	117,926	-	118,000

Net loss	-	-	-	(523,056)	(523,056)

Balances, September 30, 2005 (unaudited)	3,310,000	$ 331	$8,120,575	$(10,614,194)	$(2,493,288)

  See accompanying notes to these consolidated financial statements.

BLACK MOUNTAIN HOLDINGS, INC.
 CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

	2005 (Unaudited)	2004 (Unaudited)
Cash Flows from Operating Activities of continuing operations:
Net loss	$ (523,056)	$ (528,512)
Loss from discontinued operations associated with the disposal of land and property held for investment and sale purposes, net of taxes	-	27,700
Loss from continuing operations	(523,056)	(500,812)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities of continuing operations:
Depreciation	60,981	77,798
Amortization of deferred financing costs	-	45,000
Common stock issued for services	118,000	67,500
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	743,081	(406,667)
Inventory	14,454	(26,998)
Prepaid expenses and other	25,797	12,437
Costs and estimated earnings in excess of billings (billings in excess of costs and estimated earnings), net	(61,126)	(55,831)
Increase (decrease) in:
Accounts payable	(554,939)	308,063
Accrued expenses	180,322	63,016
Net cash provided by (used in) operating activities of continuing operations	3,514	(416,494)

Cash Flows from Investing Activities of Continuing operations:
Purchase of property and equipment	-	(5,757)
Issuance of note receivable	(75,000)	-
Collection on note receivable	75,000	19,594
Net cash (used in) provided by investing activities of continuing operations	-	13,837

Cash Flows from Financing Activities of Continuing Operations:
Checks written in excess of bank balance	956	-
Proceeds from sale/leaseback of equipment	-	138,108
(Payments) on capital leases	(27,979)	(26,.659)
Proceeds from issuance of notes payable	112,042	352,630
(Payments) on notes payable	(114,140)	(309,040)
Net cash provided by financing activities of continuing operations	(29,121)	155,039

Cash Flows from Investing Activities of Discontinued Operations:
Net cash provided by investing activities of discontinued operations	-	172,300

Increase (Decrease) in Cash and Cash Equivalents	(25,607)	(75,318)
Cash and Cash Equivalents, beginning of period	25,607	90,790
Cash and Cash Equivalents, end of period	$ 0	15,472
Supplemental Schedule of Cash Flow Information:
Cash paid for interest	$ 6,372	$ 5,288

See accompanying notes to these consolidated financial statements.

BLACK MOUNTAIN HOLDINGS, INC.
 CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Cash Flows from Operating Activities of Continuing Operations:
Net loss	$ (788,416)	$ (1,618,521)
Loss from discontinued operations associated with the disposal of land and property held for investment and sale purposes, net of taxes	27,700	-
Loss from discontinued operations associated with impairment of land and property held for investment and sale purposes, net of taxes	-	80,495
Loss from continuing operations	(760,716)	(1,538,026)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities of continuing operations:
Depreciation	83,758	115,178
Impairment of goodwill of investment in Structural Holdings	-	845,470
Amortization of deferred financing costs	115,000	75,323
Common stock issued for services	88,500	111,305
Common stock issued for warrant settlement	-	150
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(595,223)	609,400
Inventory	(44,025)	(60,740)
Prepaid expenses and other	(32,226)	17,825
Costs and estimated earnings in excess of billings (billings in excess of costs and estimated earnings), net	(28,253)	134,091
Increase (decrease) in:
Accounts payable	639,269	(302,514)
Accrued expenses	217,390	(193,377)
Net cash (used in) operating activities of continuing operations	(316,526)	(185,915)

Cash Flows from Investing Activities of Continuing Operations:
Purchase of property and equipment	(6,657)	-
Sale of property and equipment	-	745,237
Collection on notes receivable	24,644	44,376
Net cash provided by investing activities of continuing operations	17,987	789,613

Cash Flows from Financing Activities of Continuing Operations:
Proceeds from sale/leaseback of equipment	138,108	-
(Payments) on capital leases	(36,615)	(34,550)
Proceeds from issuance of notes payable	281,053	203,000
(Payments) on notes payable	(321,490)	(832,624)
Issuance of common stock	-	100,000
Net cash provided by (used in) financing activities of continuing operations	61,056	(564,174)

Cash Flows from Investing Activities of Discontinued Operations:
Net cash provided by investing activities of discontinued operations	172,300	-

Increase (Decrease) in Cash and Cash Equivalents	(65,183)	39,524
Cash and Cash Equivalents, beginning of period	90,790	51,266
Cash and Cash Equivalents, end of period	$ 25,607	$ 90,790
Supplemental Schedule of Cash Flow Information:
Cash paid for interest	$ 31,083	$ 121,438

See accompanying notes to these consolidated financial statements

BLACK MOUNTAIN HOLDINGS, INC.
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
(REFERENCES TO SEPTEMBER 30, 2005 AND 2004 ARE UNAUDITED)

1.    Nature of Business and Significant Accounting Policies:

This summary of significant accounting policies of Black Mountain Holdings, Inc. and its wholly-owned subsidiaries Guardian Steel, Inc. (and its majority-owned subsidiary Structural Holdings, Inc.), Guardian Security and Safety Products, Inc. and Palo Verde Group, Inc. is presented to assist in understanding Black Mountain's financial statements. The financial statements and notes are representations of Black Mountain's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements.

Nature of Operations - Black Mountain Holdings, Inc. ("Black Mountain") is incorporated in the State of Delaware. Black Mountain was formed and organized by its predecessor entity, Guardian Technologies International, Inc. ("Guardian"). In April 2003, Guardian entered into a definitive agreement and plan of reorganization with RJL Marketing Services, Inc. ("RJL"), a company that had acquired rights to a technology based security solution geared to the homeland security industry. On May 12, 2003, Guardian formed Black Mountain to facilitate this transaction. Effective June 23, 2003 Guardian transferred to Black Mountain all of its assets and liabilities in exchange for 2,150,000 shares of Black Mountain's common stock. Black Mountain was formed for the sole purpose of holding the assets and liabilities of Guardian to be distributed to shareholders of Guardian upon the effectiveness of a registration statement. The accounting for the transaction has been done at predecessor cost adjusted for impairments that existed at the record date for distribution. As discussed in greater detail in footnote 16, the impairments referred to above pertain to goodwill of H&M Steel, Inc. (H&M), a majority-owned subsidiary of Structural Holdings, Inc. (Structural), of which Guardian acquired a 50% equity interest in 1999. Due to recurring losses associated with poor overall economic conditions and a downturn in the construction industry, H&M recorded an impairment charge to goodwill in 2002 of $11,143,534. In 2003, goodwill was re-evaluated and H&M recorded an additional impairment charge of $845,470, thus reducing the value of goodwill to zero at June 30, 2003. Therefore, the financial statements of Black Mountain therefore, are presented on a predecessor cost basis adjusted for impairment. The assets received from Guardian consisted primarily of Guardian's interest in three wholly-owned subsidiaries: Guardian Steel, Inc., Guardian Security and Safety Products, Inc. and Palo Verde Group, Inc. The following discussion is included for historical reference as it relates to the various subsidiaries transferred to Black Mountain on the spin-off date.

In September of 2000, Guardian completed a reorganization in which it formed Guardian Steel ("Steel") to manage its structural steel fabrication operations and Guardian Security and Safety Products ("GSSP") to manage its security and safety products manufacturing and distribution operations. Following the reorganization, GSSP formed Guardian Armor, LLC, a Delaware Limited Liability Company, which was later re-named ForceOne, LLC.

During 1999, Guardian acquired a 50% interest in Structural Holdings, Inc. (Structural). Structural is a holding company and its only investment at December 31, 2004 is 85% of the common stock of H&M Steel (H&M). H&M is engaged in the business of structural steel fabrication in the Mid-West United States. In September of 2000, Guardian's 50% interest in Structural was transferred to Steel. In February 2001, the Board of

Directors of Structural initiated a capital call to raise $850,000 of additional equity from existing shareholders in accordance with a funding schedule that provided greater percentage ownership in exchange for timely funding. Guardian Steel contributed its $450,000 prior to the other shareholders involved in the funding. It is management's position that Guardian Steel retained a 55% equity interest in Structural post-funding. On October 1, 2001, senior management of H&M resigned and was replaced by representatives of the Company. Previous senior management had been selected by the other shareholders of Structural. Prior to October 1, 2001, Steel accounted for Structural under the equity method of accounting due to a lack of control. In light of Steel's position that it obtained a 55% equity interest Structural based on the capital call initiated in February 2001 and filled senior management positions at H&M with its own representatives in October 2001, the Company began consolidating Structural effective October 1, 2001. On December 31, 2004, Steel entered into an arrangement with the former General Manager of H&M Steel, Inc., whereby Steel executed an option to purchase the General Manager's 15% ownership interest in H&M Steel, Inc. The option is valid for two years. During the period the option is outstanding, Steel holds the voting rights of the General Manager's 15% ownership interest as if the ownership interest had been fully paid on the date the option was granted. Although a contingency exists with respect to this matter, since majority control has ultimately been achieved by virtue of the option obtained from the former General Manager of H&M (see discussion below) and in light of the fact that the other shareholders of Structural have not litigated against the Company's position, it is the contention of management that the Company maintained sufficient control of Structural to consolidate effective October 1, 2001.

In September of 2000, GSSP transferred the majority of its assets and liabilities associated with the security and safety products division to ForceOne, LLC in exchange for a 51% membership interest. ForceOne, LLC manufactured and distributed soft armor products, primarily superior quality ballistic protective vests, to law enforcement officers, security professionals and armed forces personnel. During the fourth quarter of 2001, GSSP did not contribute to a ForceOne, LLC member capital call and therefore relinquished its 51% ownership. For financial statement purposes, the consolidation and ownership interest in ForceOne, LLC ceased as of November 30, 2001. In 2002, GSSP converted a $100,000 note receivable due from ForceOne LLC, into a 33% membership interest. As such, this investment was accounted for under the equity method of accounting beginning on January 1, 2002. During 2002, this equity investment was reduced by $95,000 associated with GSSP's attributable losses from ForceOne LLC's operations. In 2003, GSSP sold its 33% membership interest in Force One, LLC to one of its equity partners for $5,000 cash resulting in no gain or loss.

In September 2000, Guardian acquired 100% of Palo Verde Group, Inc. ("Palo Verde"), a Colorado Corporation. Palo Verde was engaged in the acquisition, development and sale of real property in the western United States. The assets of Palo Verde consisted of certain real property in Thermopolis, Wyoming, held for investment and/or sale. This property was sold in 2004. Palo Verde has since ceased operations.

Basis of Presentation - The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has sustained losses from operations, is delinquent on certain payables, and has net working capital and shareholders' deficits. The above factors raise substantial doubts about the Company's ability to continue as a going concern.

In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependent upon continued operations of the Company which in turn is dependent upon the Company's ability to meet its financial requirements, raise additional capital, and the success of its future operations.

In order to achieve break-even and subsequently profitable operations and to reverse it's negative working capital position the Company is currently initiating a plan at H&M that involves reducing manufacturing costs by outsourcing certain fabrication work to other fabricators with more modern facilities, negotiating escalation clauses in contracts to mitigate the impact of material price increases, pursuing work outside the existing concentrated geographic location and seeking relationships with general contractors that would benefit from having a captive source of fabrication capability. The aforementioned are designed to increase revenue and improve operating margins.

In addition, the Company is pursuing activities that are expected to provide immediate improvements in cash flow such as raising equity capital, entering into sale/leaseback transactions, negotiating with senior lenders to modify the terms of lending agreements to reduce interest rates, and negotiating with senior lenders to exchange equity for debt forgiveness.

Principles of Consolidation - The consolidated financial statements include the accounts of Black Mountain, its wholly-owned subsidiaries, and since October 1, 2001, Steel's 50% ownership in Structural (collectively the "Company"). All significant intercompany transactions have been eliminated in consolidation.

As discussed in Nature of Operations (above), on December 31, 2004 Steel acquired an additional 15% ownership interest in H&M as a result of a transaction involving Steel and H&M's former General Manager.

Income Recognition - The Company follows the percentage of completion method of accounting for all contracts. The percentage of completion method of reporting income from contracts takes into account total costs to date and total estimated costs to complete, estimated earnings, and revenue to date on contracts not yet completed.

The amount of revenue recognized is the portion of the total contract price that the costs incurred to date bears to the anticipated final total costs. Contract costs include all labor and benefits, materials unique to or installed in the project, subcontract costs, and allocations of indirect construction costs. General and administrative costs are charged to expense as incurred.

As long-term contracts extend over one or more periods, revisions in estimates of costs and earnings during the course of the work are reflected in the accounting period in which the facts which require the revision become known. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is recognized in the financial statements. Costs and estimated earnings on contracts in progress in excess of billings, net of amounts billed in excess of costs and estimated earnings, are classified as other current assets. At December 31, 2004, the Company had an insignificant number of jobs in progress.

The Company had an allowance for doubtful accounts of $10,000 at September 30, 2005 and December 31, 2004, which was provided based on the Company's collection experience.

Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. The actual results could differ from those estimates. The Company's financial statements are based upon a number of significant estimates, total costs to complete each contract and its corresponding percent complete, the allowance for doubtful accounts, obsolescence of inventories, the estimated useful lives selected for property and equipment, and sales returns. Due to the uncertainties inherent in the estimation process, it is at least reasonably possible that the estimates for these items could be further revised in the near term and such revisions could be material.

Financial Instruments - The estimated fair value of cash and cash equivalents, accounts receivable, notes receivable, accounts payable and accrued expenses approximate their carrying amounts in the financial statements due to the short-term nature of these instruments.

Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the fair value of long-term debt approximates its carrying value.

Concentrations of Credit Risk - Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly effected by changes in economic or other conditions.

The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of cash, receivables, notes receivables, accounts payable, and accrued liabilities approximate fair value as a result of the short-term maturities. The fair value of notes payable approximates their carrying value as generally their interest rates reflect the Company's current effective borrowing rate.

Major Customers and Vendors - A significant portion of the Company's revenues are generated on projects in the Mid-West United States. Sales to unaffiliated customers which represent 10% or more of the Company's sales for the year ended December 31, 2004 and 2003 were as follows (as a percentage of sales):

Customer	2004	2003

A	16%	---
B	14%	---
C	11%	---
D	---	38%
E	---	14%
F	---	10%

Purchases from unaffiliated vendors which represent 10% or more of the Company's purchases for the year ended December 31, 2004 and 2003 were as follows (as a percentage of cost of sales):

Vendor	2004	2003

A	27%	24%

Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Inventories - Inventories consisting of various structural steel raw material components are carried at the lower-of-average cost or market. Cost is determined by the First-in / First-out method.

Property and Equipment - Property and equipment are recorded at cost and depreciated over their estimated useful lives of 5-7 years. The Company uses the straight-line and accelerated methods of depreciation, respectively, for financial statement and income tax reporting purposes.

Expenditures for maintenance and repairs which do not materially extend the useful lives of property and equipment are charged to expense as incurred. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in earnings.

Impairment of Long-Lived Assets - The Company performs an assessment for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If the net carrying value exceeds estimated undiscounted future net cash flows, then impairment is recognized to reduce the carrying value to the estimated fair value. As of September 30, 2005 and December 31, 2004 management believes there is no impairment related to its long-lived assets. During the year ended December 31, 2003, the Company recorded an impairment charge of $845,470 related to goodwill, as discussed further in Note 16.

Income Taxes - Deferred income taxes reflect the future tax consequences of differences between the tax basis of assets and liabilities and their financial reporting amounts at each balance sheet date, based upon enacted income tax laws and tax rates. Income tax expense or benefit is provided based on earnings reported in the financial statements. The provision for income tax expense or benefit differs from the amounts of income taxes currently payable because certain items of income and expense included in the consolidated financials statements are recognized in different time periods by taxing authorities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that any portion of these tax attributes will not be realized.

Earnings (Loss) Per Common Share - Earnings (or loss) per share ("EPS") are calculated in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") SFAS No. 128, Earnings Per Share ("SFAS No. 128"). SFAS No. 128 requires the Company to report both basic earnings per share, which is based on the weighted-average number of common shares outstanding, and diluted earnings per share, which is based on the weighted-average number of common shares outstanding plus all dilutive potential common shares outstanding, except where the effect of their inclusion would be anti-dilutive (i.e., in a loss period) for the periods presented.

The following table sets forth the computations of basic and diluted loss per share:

	December 31, 2004 2003		September 30, 2005 2004 (Unaudited)
Net loss:
Continuing operations	$ (760,716)	(1,538,026)	$ (523,056)	$ (500,812)
Discontinued operations	(27,700)	(80,495)	-	(27,700)

Net loss for basic and diluted computations	$ (788,416)	(1,618,521)	$ (523,056)	$ (500,812)

Average common shares outstanding:
Average number of common shares outstanding for basic computations	2,412,795	1,949,785	2,909,451	2,375,458
Dilutive stock options	n/a	n/a	n/a	n/a

Average number of common shares outstanding for diluted computations	2,412,795	1,949,785	2,909,451	2,375,458

Loss per common share:
Basic:
Continuing operations	$ (0.32)	(0.79)	$ (0.12)	$ (0.21)
Discontinued operations	(0.01)	(0.04)	-	(0.01)

	$ (0.33)	(0.83)	$ (0.18)	$ (0.22)

Diluted:
Continuing operations	$ (0.32)	(0.79)	$ (0.18)	$ (0.21)
Discontinued operations	(0.01)	(0.04)	-	(0.01)

	$ (0.33)	(0.83)	$ (0.18)	$ (0.22)

Comprehensive Loss - SFAS No. 130 establishes standards for reporting and display of comprehensive loss, its components and accumulated balances. Comprehensive loss is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Comprehensive loss was the same as net loss in 2004 and 2003.

Interim Financial Statements - The balance sheet as of September 30, 2005 and the statements of operations and statements of cash flows for the nine month periods ended September 30, 2005 and 2004 and the statement of changes in shareholder's deficit for the nine months ended September 30, 2005 have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the financial position, results of operations, cash flows and changes in shareholder's deficit for all periods presented have been made.

Stock-Based Compensation - The Company measures compensation cost for stock-based compensation plans using the fair value method of accounting. Options, warrants, and similar instruments which are granted to employees for services are recorded at fair value on the grant date. Fair value was determined based on the more reliably measurable fair value of either the good or service received or the equity instrument issued, and using the criteria set forth in SFAS No. 123.

The Company accounts for stock-based compensation for non-employees under Accounting for Stock-Based Compensation (SFAS No. 123). SFAS No. 123 requires that options, warrants, and similar instruments which are granted to non-employees for goods and services be recorded at fair value on the grant date. Fair value was determined based on the more reliably measurable fair value of either the good or service received or the equity instrument issued, and using the criteria set forth in SFAS No. 123.

In December 2004, the Financial Accounting Standards Board (FASB) issued FAS 123(R), Shareholder Based Payments, that, upon implementation, will impact the Company's net earnings and earnings per share, and change the classification of certain elements of the statement of cash flows. FAS 123(R) requires stock options and other share-based payments made to employees to be accounted for as compensation expense and recorded at fair value, and to reflect the related tax benefit received upon exercise of the options in the statement of cash flows as a financing activity inflow rather than an adjustment of operating activity as currently presented. Consistent with provisions of the new standard, the Company adopted FAS 123(R) in the third quarter of 2005, and to implement it on a prospective basis.

Recent Accounting Pronouncements - In December 2004, the Financial Accounting Standards Board (FASB) issued FAS 123(R), Shareholder Based Payments, that, upon implementation, will impact the Company's net earnings and earnings per share, and change the classification of certain elements of the statement of cash flows. FAS 123(R) requires stock options and other share-based payments made to employees to be accounted for as compensation expense and recorded at fair value, and to reflect the related tax benefit received upon exercise of the options in the statement of cash flows as a financing activity inflow rather than an adjustment of operating activity as currently presented. Consistent with provisions of the new standard, the Company adopted FAS 123(R) in the third quarter of 2005, and to implement it on a prospective basis.

There were various accounting standards and interpretations issued during 2005 and 2004, none of which are expected to have a material impact on the Company's consolidated financial position, operations or cash flows.

2.     Inventories:

At September 30, 2005 and December 31, 2004, raw materials inventory was $90,311 and $104,765, respectively.

3.     Property and Equipment:

Property and equipment consisted of the following at September 30, 2005 and December 31, 2004:
	2005	2004
Furniture and equipment	$ 681,927	$ 681,927
Accumulated depreciation	580,311	519,330
	$ 101,616	$ 162,597

Depreciation expense for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003 was $60,981, $83,758 and $115,178, respectively.

4.     Advances Payable-Officer

At September 30, 2005 and December 31, 2004, the Company had advances from an officer/director/shareholder, of $167,182 and $55,140, respectively. The advances are uncollateralized, bear no interest, and have no written repayment terms.

5.     Line of Credit:

H&M has a $300,000 line of credit with a financial institution which bears interest at 8%. The line of credit is secured by all of the Companies trade receivables. At September 30, 2005 and December 31, 2004 H&M had $73,283 and $154,923 outstanding against the line of credit, respectively.

On November 20, 2004 H&M was notified by its lender that the line of credit facility was out of compliance with certain covenants pertaining to net worth. On December 27, 2004 H&M received notice from its lender that the line of credit facility was in default for failure to resolve the net worth compliance issues. On February 28, 2005 H&M and its lender entered into a Forbearance Agreement whereby the Company's lender agreed to forbear in its enforcement of its rights and remedies under the credit facility in exchange for H&M agreeing to retire the balance of the line of credit by August 31, 2005. On July 29, 2005 H&M and its lender entered into an agreement whereby the line of credit was extended to June 1, 2006. The agreement calls for monthly interest payments only at the rate of 7.75% per annum until maturity, at which time the entire principal balance and all accrued and unpaid interest will be due.

6.     Equipment Leases Payable:

On March 9, 2004 H&M entered into a capital lease arrangement to finance existing office equipment through a finance company. The term of the lease is sixty months with monthly payments of $1,784. On March 27, 2004 H&M entered into a capital lease arrangement to finance existing shop equipment through another finance company. The term of the lease is sixty months with monthly payments of $1,976. Funds from these two lease financing arrangements were used to retire a $150,000 Note Payable secured by manufacturing equipment (reference Note 7).

At September 30, 2005 H&M was delinquent two payments in the amount of $3,568 associated with the first capital lease described above. No delinquencies existed at September 30, 2005 with respect to the second capital lease described above. H&M maintains two other capital leases entered into in years prior for which it was not delinquent at September 30, 2005. H&M was not delinquent on any lease payments as of December 31, 2004.

At September 30, 2005 and December 31, 2004 H&M had equipment leases payable of $127,920 and $155,899, respectively.

Maturities of equipment leases payable are as follows:
2005	$ 20,717
2006	$ 25,896
2007	$ 32,340
2008	$ 40,132
2009	$ 8,835
$127,920

7.     Notes Payable:

Notes payable consisted of the following at September 30, 2005 and December 31, 2004:

	2005	2004

Notes payable to a related party, due on demand,
bearing interest at 10.5%, collateralized
by substantially all of the assets of the Company.	$1,010,644	$1,010,644

Notes payable to minority owners of
H&M Steel, due on demand, bearing interest
at the prime rate. The notes are uncollateralized.	$ 250,000	$ 250,000

Note to a corporation due January 31, 2006,
bearing interest at the rate of 9%. The note is
uncollateralized, but convertible into 250,000
shares of common stock of the Company at the
option of the note holder.	$ 100,000	$ 125,000

Note to an individual due December 31, 2005,
bearing interest at the prime rate.
The note is uncollateralized.	$ 25,000	$ 30,000

Note to an individual due December 31, 2005
bearing interest at the rate of 15%.
The note is uncollateralized.	$ 17,500	$ 20,000

	$1,403,144	$1,435,644

During 2003, H&M was placed in default by its senior lender with respect to its Revolving Line of Credit and its Term Notes "A" & "B" for failure to make timely payments in accordance with the terms and conditions of the respective lending agreements and for failure to comply with certain covenants related to working capital and debt-to-equity requirements.

As a result, on May 31, 2003 H&M entered into a debt restructuring agreement with its senior lender. At the time of the restructure, H&M had the following amounts, including accrued interest thereon, outstanding:
Revolving Line of Credit	$ 276,696
Term Notes "A" & "B"	$ 1,838,948

Total	$ 2,115,644

At closing, H&M conveyed its real property and buildings (which comprise its manufacturing facility) at an appraised value of $730,000 to its senior lender as partial payment of Term Notes "A" & "B".

Since H&M conveyed its real property and buildings as part of the debt restructuring agreement H&M, also at closing, entered into a facility lease agreement with its former senior lender in order to continue to operate its structural steel fabrication business. The lease was for a period of ten months from June 1, 2003 to March 31, 2004 and called for monthly rental payments of $3,000 for the period from June 1, 2003 to October 31, 2003 and then $4,000 per month, thereafter. The lease did not contain a renewal option, but was extended on a month to month basis by mutual agreement of the parties at a rental rate of $4,000 per month for the period April 1, 2004 to December 31, 2004. H&M's former senior lender sold the land and buildings in December 2004 and consequently, H&M entered into a three year lease with the new owner (reference footnote 13).

In addition, at closing, H&M executed a $150,000 Promissory Note in favor of its senior lender as further payment of Term Notes "A" & "B". This Promissory Note was collateralized by a security interest in H&M's manufacturing equipment. The Promissory Note, bearing interest at 8%, was due December 31, 2003.

Finally, as part of closing, H&M's senior lender sold the Revolving Line of Credit and the remaining value of Term Notes "A" & "B" (after deducting the value of the real property and buildings conveyed and the value of the new Promissory Note) for $425,000 cash (representing a discount from the face value of the total indebtedness of $810,644) to an entity owned by certain shareholders of Structural. As part of the sale transaction, the Revolving Line of Credit was converted into Term Note "C".

Immediately following closing H&M made a payment of $225,000 to this related party entity which was applied as follows:
Term Notes "A" & "B"	$ 53,304
Term Note "C"	$ 171,696

Total	$ 225,000

After the sale and subsequent cash payment against Term Notes "A" & "B" and the newly created Term Note "C", H&M was indebted to this related party entity as follows:
Term Notes "A" & "B"	$ 905,644
Term Note "C"	105,000

Total	$1,010,644

The only modification to the general terms and conditions of the respective lending agreements for Term Notes "A" & "B" and Term Note "C" is that the notes are all due on demand, but have no scheduled repayment terms.

8.     Delinquent Payables:

In addition to delinquent payables disclosed elsewhere in the notes to the consolidated financial statements, H&M had the following additional delinquent payables:

At September 30, 2005 and December 31, 2004, H&M had outstanding sales tax liabilities of $238,413 and $148,927, respectively. Of these amounts, $237,675 and $136,904 were considered delinquent.

9.     Income Taxes:

The Company has an estimated net operating loss carry forward of approximately $3,100,000 and $3,600,000 at December 31, 2004 and September 30, 2005, respectively, to offset future taxable income. The net operating loss carry forward, if not used, will expire in various years through 2025, and may be restricted if there is a change in ownership. No deferred income taxes have been recorded because of the uncertainty of future taxable income to be offset.

Significant components of the Company's net deferred income tax asset are as follows:

	September 30 2005	September 30, 2004	December 31, 2004	December 31, 2003

Net operating losses carry forward	$ 660,000	$ 490,000	$ 580,000	$ 420,000
Deferred income tax allowance	(660,000)	(490,000)	(580,000)	(420,000)
Net deferred income tax asset	$ -	$ -	$ -	$ -

The reconciliation of income tax (benefit) computed at the federal statutory rate to income tax expense (benefit) for all periods presented is as follows:
Tax (benefit) at Federal statutory rate	(15.00)%
State tax (benefit) net of Federal benefit	(3.50)
Valuation allowance	18.50
Tax provision (benefit)	-

10.    Shareholders' Deficit:

Preferred Stock - The Company has the authority to issue 10,000,000 shares of $0.0001 par value preferred stock. The Board of Directors has the authority to issue such preferred shares in series and determine the rights and preferences of the shares as may be determined by the Board of Directors. There were no outstanding shares of preferred stock at March 31, 2005 and December 31, 2004.

Common Stock - The Company has the authority to issue 50,000,000 shares of $0.0001 par value common stock.

During the 1st quarter of 2003 the Company completed a private placement of common stock issuing 50,000 shares in exchange for $25,000 cash. Also during the period the Company's president received stock compensation for services rendered of $11,250. A total of 31,250 shares were issued for this purpose.

During the 2nd quarter of 2003 the Company completed a private placement of common stock issuing 150,000 shares of common stock in exchange for $75,000 cash. Also during the period the Company's president received stock compensation for services rendered of $22,555. A total of 56,700 shares were issued of for this purpose. In addition, the Company issued 37,717 to retire other indebtedness $40,000 attributable to services rendered by independent third parties. Finally, the Company issued 150,000 shares during the period to retire outstanding warrants associated with a private placement initiated in 2000.

On October 28, 2004 the Company's board of directors approved a compensation arrangement for the Company's president and the board of directors for services rendered to the Company during the period from June 30, 2003 to the present. The following transactions took place pursuant to this arrangement:

2003:

The Company's president received cash compensation of $1,250 per month and stock compensation of $4,750 per month for the six-month period from July 1, 2003 to December 31, 2003. A total of 95,000 shares were issued in 2003 for this purpose.

The Company's three directors received stock compensation of $500 per month each for the six-month period from June 1, 2003 to December 31, 2003. A total of 30,000 shares were issued to three board members in 2003 for this purpose.

2004:

In 2004, the Company's president received zero cash compensation and stock compensation of $6,000 per month for the nine-month period from January 1, 2004-September 30, 2004 and then accrued cash compensation of $2,000 per month and received stock compensation of $6,000 per month for the three-month period from October 1, 2004 to December 31, 2004. A total of 240,000 shares were issued for this purpose in 2004.

The Company's three directors received stock compensation of $500 per month each for the twelve-month period from January 1, 2004 to December 31, 2003 (two directors received compensation for twelve months and one director who resigned in September received compensation for nine months). A total of 55,000 shares were issued to three board members in 2003 for this purpose.

2005:

Through September 30, 2005, the Company's president accrued cash compensation of $3,000 per month and stock compensation of $6,000 per month for the nine-month period from January 1, 2005 to September 30, 2005. A total of 420,000 shares were issued for this purpose in 2005.

The Company's two directors received stock compensation of $500 per month each for the nine-month period from January 1, 2005 to September 30, 2005. A total of 70,000 shares were issued to two board members for this purpose in 2005.

On January 1, 2005 the Company entered into a Consultation and Securities Compensation Agreement whereby the Company retained the services of a consultant for a period of five months during which the consultant would assist the Company with business development efforts and overall business strategy as it pertains to the Company's structural steel fabrication business. Pursuant to the terms of the Agreement, the consultant received stock compensation of $5,000 per month (50,000 shares per month at $.10 per share), valued at $15,000 per month ($.30 per share) for the three-month period from January 1, 2005 to March 31, 2005 and valued at $5,000 per month ($0.10 per share) for the two-month period from April 1, 2005 to May 31, 2005.

On April 1, 2005, the Company accepted a Subscription Agreement from a shareholder to purchase 750,000 shares of common stock in the Company for $75,000. The Subscription Agreement expires December 31, 2005 with shares in the Company to be issued to the investor on a pro-rata basis based on funds received.

With regard to stock compensation issued as shown above, the fair value of the shares issued was determined by the Board of Directors based on the trading price of the shares of Guardian for stock issued prior to April 2003, the date that Guardian entered into the agreement with RJL. For stock issuances subsequent to April 2003, the Company used the last trade value of Guardian shares prior to the announcement of Guardian's business combination agreement with RJL. The Board of Directors determined that the trading price for Guardian shares prior to the announcement of the business combination with RJL was equivalent to the fair value of the Company's shares, since the assets, liabilities and business of the Company were the same as the assets, liabilities and business of Guardian prior to the business combination with RJL. Effective April 1, 2005 the fair value of shares issued and to be issued as determined by the Board of Directors was set at $.10 per share. This price was derived through negotiations between the Company and an independent third party to raise equity capital for working capital purposes as evidenced by a Stock Subscription Agreement entered into on April 1, 2005 between the Company and the third party.

11.    Facility Rent:

On June 1, 2003 H&M Steel, entered into a lease agreement with its former senior lender for its fabrication facility located in Luther, Oklahoma. The lease was for a period of ten months from June 1, 2003 to March 31, 2004 and called for monthly rental payments of $3,000 for the period from June 1, 2003 to October 31, 2003 and then $4,000 per month, thereafter. The lease did not contain a renewal option, but was extended on a month to month basis by mutual agreement of the parties at a rental rate of $4,000 per month for the period April 1, 2004 to December 31, 2004. H&M's former senior lender sold the land and buildings in December 2004 and consequently, H&M entered into a three year lease with the new owner (reference footnote 14).

On September 30, 2004, the Company entered into a one-year lease agreement to rent 265 square feet of commercial office space to maintain its corporate office in Carefree, Arizona for $550 per month. On October 12, 2005, the lease was extended for an additional twelve-month period at $596 per month.

12.     Related Party Transactions:

In addition to related party transactions disclosed elsewhere in the notes to the consolidated financial statements, the Company is a party to the following related party transaction:

On December 31, 2004 Steel entered into an arrangement with the former General Manager of H&M Steel, Inc., whereby Steel executed an option to purchase the General Manager's 15% ownership interest in H&M Steel, Inc. for $30,000. The option is valid for two years.

During the period the option is outstanding Steel holds the voting rights of the General Manager's 15% ownership interest as if the ownership interest had been fully paid on the date the option was granted. On January 10, 2005 Steel made a $5,000 payment toward the purchase of the General Manager's 15% ownership interest.

13.        Discontinued Operations:

Palo Verde disposed of its remaining real estate asset through the sale of a commercial building in Wyoming in order to reduce debt associated with this idle property. The building was mortgaged and vacant. After Palo Verde acquired the building in 2000, it subsequently leased the building to a local group as a restaurant. During its use as a restaurant the building suffered severe damage from a burst water line. Insurance proceeds only covered a portion of the overall cost to place the building back in its original condition. The excess cost was borne by Palo Verde. In addition, the tenant occupying the building as a restaurant subsequently went out of business leaving the building vacant in 2003. These two factors placed undue financial strain on Palo Verde. At that time, with no near-term rental prospects and the building being located in a remote portion of Wyoming, management determined it would be advantageous to sell the property and retire all debt associated with the building. Palo Verde entered into a contract to sell the building in 2003 and closed on the sale in January 2004. The selling price of the building was $200,000 ($20,000 in cash and a

Promissory Note of $180,000). Palo Verde recorded a loss from discontinued operations in 2003 of $80,495 which represents the value of the write down from Palo Verde's recorded net book value of the building of $280,495 and the selling price. In 2004, at closing, Palo Verde sold the $180,000 Promissory Note for $152,500 to a third party and recorded a loss on disposal of discontinued operations of $27,700. Palo Verde has no residual assets or liabilities and has ceased operations.

In September 2000, GSSP transferred the majority of its assets and liabilities associated with its security and safety products division to ForceOne, LLC in exchange for a 51% membership interest. ForceOne, LLC manufactured and distributed soft armor products, primarily superior quality ballistic protective vests, to law enforcement officers, security professional and armed forces personnel. During the fourth quarter of 2001, GSSP did not contribute to a ForceOne, LLC member capital call because management had determined to focus more on Guardian Steel's structural steel fabrication business and because ForceOne, LLC continued to fail to achieve breakeven operating results. Management felt it would take more resources than were available to achieve profitability and therefore, GSSP relinquished its 51% ownership interest in ForceOne, LLC. For financial statement purposes, the consolidation and ownership interest in ForceOne, LLC ceased as of November 30, 2001.

14.     Commitments:

On January 1, 2005 H&M Steel entered into a three-year lease agreement for its fabrication facility located in Luther, Oklahoma for $2,000 per month during the six-month period from January 1, 2005-June 30, 2005, $2,500 per month during the six-month period from July 1, 2005-December 31, 2005 and $3,000 per month, thereafter. The lease has an option to extend for an additional twelve month period at $3,500 per month. At September 30, 2005, H&M Steel was delinquent on its rental obligation in the amount of $5,000 (August and September). On August 29, 2005, H&M Steel's landlord terminated the lease for non-payment. H&M Steel and the landlord are currently in discussions to renegotiate the terms of the lease and while no written agreement is currently in place, the landlord has agreed to allow H&M Steel to occupy the facility and not exercise its remedies under the lease.

15.     Gain (Loss) On Sale Of Investments:

On April 1, 2005 the Company sold 750,000 shares of common stock of Vairex Corporation ("Vairex") to a shareholder in exchange for a Promissory Note for $75,000. The Promissory Note called for six monthly payments of $12,500 each and bears interest at prime. The Company acquired the Vairex stock as part of a break-up fee associated with the failed merger between the Company and Vairex in 2002. The Company had recorded the Vairex stock at par value ($0.001 per share or $750) in 2004 and provided a valuation allowance for the total carrying value since Vairex is a privately held company whose stock appeared to have little or no realizable value. The Promissory Note was fully paid in September 2005.

16.      Impairment of Goodwill:

During the year ended December 31, 2003 the Company recorded a charge to expense associated with the impairment of goodwill of H&M of $845,470. A significant slowdown in the economy and the impact of "9-11" on the release of government related projects caused a substantial decrease in work available for bid in 2002 and 2003. A decrease in jobs available to bid produced increased competition for bids once jobs were released by general contractors and in certain situations, were awarded to steel fabricators willing to perform at zero profit. Since H&M had to bid jobs with enough profit to service its debt load, H&M often lost jobs to lower priced contractors. These factors contributed significantly to an overall decline in revenues at H&M.

In addition, Chinese efforts to dramatically expand that country's steel production output wreaked havoc on the world market for steel scrap. Steel scrap is the primary component utilized in the production of structural steel shapes in the United States and an essential component in the production of structural steel plate. As China bid the cost of scrap upward during the third quarter of 2003 (sometimes as much as 200% above cost), several western industrial economies have responded by enacting restrictions on the export of steel scrap from their countries, further exacerbating the crisis for those countries, such as the United States, that have not chosen to limit scrap exports. Also, the domestic supply of metallurgical coal, a vital component utilized, along with scrap, in the manufacture of structural steel plate, was severely compromised by a 2003 fire that took the industry's largest domestic metallurgical coal mine out of production for the foreseeable future. Coke and iron ore prices were impacted by a six-fold increase in international shipping costs for ore and coke in 2003. As a consequence of the foregoing, the cost of production of structural steel shapes and plate skyrocketed in an unprecedented and unpredictable manner which contributed significantly to an overall degradation of gross profit at H&M.

The combination of reduced revenues and profit margin discussed in detail above caused H&M to sustain substantial losses since 2002 to a point where management felt the goodwill associated with the purchase of H&M in 1999 was permanently impaired. Therefore, an impairment charge of $845,470 related to goodwill was recorded in 2003.

The changes in the carrying amount of goodwill for the year ended December 31, 2003 are as follows:
Balance as of January 1, 2003	$ 845,470
Impairment losses	(845,470)
Balance as of December 31, 2003	$ -

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Black Mountain Holdings, Inc.

Spin-Off of 2,150,000 Shares of Common Stock by Guardian Technologies International, Inc.

_________________, 2006

Until ___________, 2005 (90 days after the date of this prospectus), all dealers effecting transactions in the shares offered by this prospectus - whether or not participating in the offering - may be required to deliver a copy of this prospectus. Dealers may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions.

	Page

Questions and Answers	3
Prospectus Summary	5
Risk Factors	6
Forward-Looking Statements	19
Spin-Off and Plan of Distribution	20
Capitalization	23
Certain Market Information	24	PROSPECTUS
Selected Financial Data	25
Management Discussion	26
Business	38
Management	40	______________________, 2006
Certain Transactions	44
Principal Stockholders	46
Federal Income Tax Considerations	48
Description of Securities	51
Legal Matters	52
Experts	52
Available Information	52
Financial Statements	F-1-F-22

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers.

       Delaware corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

       Delaware corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

       Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Delaware law. Our bylaws set forth the procedures that must be followed in order for directors and officers to receive indemnity payments from us.

Item 25.    Other Expenses of Issuance and Distribution.

       The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:
SEC Filing Fee	$ 100
Printing Expenses	2,500
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	25,000
Blue Sky Fees and Expenses	5,000
Registrar and Transfer Agent Fee	500
Miscellaneous	2,900

Total	45,000

Item 26.    Recent Sales of Unregistered Securities.

1.      From June 30, 2003 through March 31, 2005, we issued to three persons: our Executive Officer and Director and two outside Directors, an aggregate of 490,000 shares of our common stock for services in their capacities of our Executive Officer and Directors. The shares were valued at $0.30 per share for this purpose. Each of the foregoing persons qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration in reliance upon the exemption provided in Section 4(2) of the Securities Act.

2.      Between January and May 2005, we issued to a consultant for services an aggregate of 250,000 shares of common stock, valued at $0.10 per share. The consultant qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act.

3. From April 1, 2005 through September 30, 2005, we issued to two persons: our Executive Officer and Director and one outside Directors, an aggregate of 420,000 shares of our common stock for services in their capacities of our Executive Officer and Directors. The shares were valued at $0.10 per share for this purpose. Each of the foregoing persons qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration in reliance upon the exemption provided in Section 4(2) of the Securities Act.

Item 27.     Exhibits

       a.    The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:
	Ex. No.	Title
*	3.1	Certificate of Incorporation filed May 14, 2003
*	3.2	Bylaws
*	4.1	Specimen Common Stock Certificate
*	5.0	Opinion of Clifford L. Neuman, P.C.
*	9.1	Spin-off Trust Agreement dated June 23, 2003
*	10.1	Consultation Agreement with Sami Miro
*	10.2	Stock Purchase Agreement
*	10.3	Subscription Agreement
*	10.4	Amendment to Stock Purchase Agreement and Subscription Agreement
*	10.5	$50,000 Unsecured Promissory Note dated September 29, 2000
*	10.6	$100,000 Unsecured Promissory Note dated October 2, 2000
*	10.7	$125,000 Convertible Promissory Note dated March 1, 2001
*	10.8	$100,000 Unsecured Subordinated Promissory Note dated December 31, 2001
*	10.9	Term Notes A & B Restructure Agreement dated May 31, 2003
*	10.10	Term Note C Restructure Agreement dated May 31, 2003
*	10.11	$30,000 Promissory Note dated June 30, 2003
*	10.12	December 27, 2003 Amendment # 1 to Promissory Note dated June 30, 2003
*	10.13	June 4, 2004 Amendment # 1 to Convertible Promissory Note dated 3/1/01
*	10.14	Business Loan Agreement (Asset Based) - $300,000 dated April 13, 2004
*	10.15	Forbearance Agreement dated February 28, 2005
*	10.16	Business Loan Agreement - $73,282.60 dated July 29, 2005
*	10.17	Promissory Note - $73,282.60 dated July 29, 2005
*	10.18	Commercial Security Agreement - $73,282.60 dated July 29, 2005
*	10.19	Commercial Guaranty of J. Andrew Moorer securing $73,282.60
*	10.20	Commercial Guaranty of David R. Payne securing $73,282.60
*	10.21	Option Agreement of Thomas Duncan dated December 31, 2004
*	21.0	List of Subsidiaries
*	23.1	Consent of Clifford L. Neuman, P.C.
	23.2	Consent of Schumacher & Associates, Inc.

*    Previously filed.

Item 28.    Undertakings

       The undersigned Registrant hereby undertakes:
1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

	(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

	(iii)	Include any additional or changed material information on the plan of distribution.

2.

That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
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	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

       Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

       In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

       In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the city of Carefree, state of Arizona, on the 19th day of January, 2006.
Black Mountain Holdings, Inc.
a Delaware corporation

By: /s/ J. Andrew Moorer
J. Andrew Moorer, President, CEO, CFO and Director

POWER OF ATTORNEY

       Each of the undersigned officers and directors of Black Mountain Holdings, Inc., hereby constitutes and appoints J. Andrew Moorer, President, Chief Executive Officer, Chief Financial Officer and Director of the Company, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this Registration Statement on Form SB-2, including post-effective amendments and other related documents, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys, or either of them individually, full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and the undersigned for himself hereby ratifies and confirms all that said attorneys shall lawfully do or cause to be done by virtue hereof.

       In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with Black Mountain Holdings, Inc. and on the dates indicated.
Signature	Title	Date

/s/ J. Andrew Moorer J. Andrew Moorer	President, CEO, CFO and Director (Principal Executive Officer, Principal Financial Officer and Principal Accountant, Officer)	January 19, 2006

/s/ David W. Stevens David W. Stevens	Director	January 19, 2006